                                                                               .
                                                                               .
                                                                               .

                                                                    EXHIBIT 99.5

                         UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION

In re:                                      Section
                                            Section
PHILIP SERVICES CORPORATION, et. al.        Section    Jointly Admin. Under Case No. 03-37718-H2-11
                                            Section
Debtors.                                    Section    Hon. Wesley W. Steen

            JOINT DISCLOSURE STATEMENT OF DEBTORS IN CONNECTION WITH
                     SOLICITATION OF BALLOTS WITH RESPECT TO
                           SECOND AMENDED AND RESTATED
                           JOINT PLAN UNDER CHAPTER 11
                      OF THE UNITED STATES BANKRUPTCY CODE

                                  Peter D. Wolfson (NY Bar No. PDW5956)
                                  Sonnenschein Nath & Rosenthal LLP
                                  1221 Avenue of the Americas
                                  New York, New York 10020
                                  (212) 768-6700
                                  (212) 768-6800 (Facsimile)
                                  pwolfson@sonnenschein.com

                                  Robert E. Richards (IL Bar No. 6199138)
                                  Monika J. Machen (IL Bar No. 6273699)
                                  Sonnenschein Nath & Rosenthal LLP
                                  8000 Sears Tower
                                  Chicago, Illinois 60606
                                  (312) 876-8000
                                  (312) 876-7934 (Facsimile)
                                  rrichards@sonnenschein.com
                                  mmachen@sonnenschein.com

                                  John F. Higgins (TX Bar No. 095797500)
                                  James Matthew Vaughn (TX Bar No. 24028088)
                                  Porter & Hedges, L.L.P.
                                  700 Louisiana, Suite 3500
                                  Houston, Texas 77002
                                  (713) 226-0600
                                  (713) 226-0248 (Facsimile)
                                  jhiggins@porterhedges.com
                                  mvaughn@porterhedges.com

Counsel for the Debtors and Debtors-in-Possession
Dated: October 27, 2003

                                TABLE OF CONTENTS

                                                                                                                    Page
                                                                                                                    ----
I. INTRODUCTION..................................................................................................     1

II. SUMMARY OF THE PLAN..........................................................................................     4

   A.    CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS....................................................     4
   B.    EFFECTIVE DATE..........................................................................................    15
   C.    ACCEPTANCE OF THE PLAN..................................................................................    16

III. GENERAL INFORMATION REGARDING THE DEBTORS AND  THE EVENTS LEADING TO THE CHAPTER 11 FILING..................    16

   A.    THE DEBTORS.............................................................................................    16
   B.    THE DEBTORS' BUSINESSES.................................................................................    17
   C.    PHILIP SERVICES CORP./PRIOR CHAPTER 11 CASE.............................................................    18
   D.    SIGNIFICANT EVENTS IN 2003..............................................................................    18

IV. SUMMARY OF BANKRUPTCY PROCEEDINGS............................................................................    20

   A.    FIRST DAY PLEADINGS.....................................................................................    20
   B.    USE OF CASH COLLATERAL..................................................................................    20
   C.    RETENTION OF DEBTORS' PROFESSIONALS.....................................................................    20
   D.    APPOINTMENT OF THE CREDITORS' COMMITTEE.................................................................    21
   E.    VENDOR RELATIONS........................................................................................    23
   F.    REAL PROPERTY LEASES....................................................................................    24
   G.    EMPLOYEE MATTERS........................................................................................    24
   H.    DIP FINANCING...........................................................................................    24
   I.    MARKETING EFFORTS.......................................................................................    24
   J.    CLAIMS PROCESS AND BAR DATE.............................................................................    25
   K.    THE JOINT PLAN OF REORGANIZATION........................................................................    26
   L.    INVESTIGATION AND AVOIDANCE ACTIONS.....................................................................    26

V. THE PLAN......................................................................................................    29

   A.    CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS....................................................    29
   B.    CONTESTED CLAIMS AND INTERESTS..........................................................................    38
   C.    MEANS FOR IMPLEMENTATION OF THE PLAN....................................................................    39
   D.    THE REORGANIZED PSC OFFERING............................................................................    48
   E.    EXECUTORY CONTRACTS AND UNEXPIRED LEASES................................................................    50
   F.    RETENTION OF JURISDICTION...............................................................................    51

VI. CONFIRMATION AND CONSUMMATION PROCEDURE......................................................................    52

   A.    DISCLOSURE AND SOLICITATION.............................................................................    52
   B.    ACCEPTANCE OF THE PLAN..................................................................................    52
   C.    CLASSIFICATION..........................................................................................    53
   D.    CONFIRMATION............................................................................................    53

VII. MATTERS RELATING TO FEDERAL AND STATE SECURITIES LAWS.......................................................    55

   A.    NO REGISTRATION OF NEW COMMON STOCK, NEW PIK/TERM NOTES OR NEW INVESTMENT UNITS.........................    55
   B.    SECTION 1145 OF THE BANKRUPTCY CODE.....................................................................    56
   C.    SECTION 4(2) OF THE SECURITIES ACT......................................................................    58

VIII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES....................................................................    58

   A.    FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS..........................................................    59
   B.    FEDERAL INCOME TAX CONSEQUENCES TO CREDITORS OF THE DEBTORS.............................................    62
   C.    WITHHOLDING AND REPORTING...............................................................................    66

IX. CERTAIN RISK FACTORS AND OTHER CONSIDERATIONS................................................................    67

   A.    ALSTOM LITIGATION.......................................................................................    67
   B.    LITIGATION RISKS........................................................................................    67
   C.    COMPETITION.............................................................................................    67
   D.    CONTROL BY LENDERS; ANTI-TAKEOVER CONSEQUENCES..........................................................    68
   E.    FORWARD-LOOKING STATEMENTS IN THIS DISCLOSURE STATEMENT MAY PROVE TO BE INACCURATE......................    68
   F.    RISKS TO PIK/TERM LENDERS...............................................................................    68
   G.    ENVIRONMENTAL AND REGULATORY RISKS......................................................................    71
   H.    BONDING.................................................................................................    72
   I.    RELIANCE ON KEY EMPLOYEES...............................................................................    72
   J.    COMMODITY PRICE AND CREDIT RISKS........................................................................    73

X. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.....................................................    73

   A.    LIQUIDATION UNDER CHAPTER 7.............................................................................    73
   B.    ALTERNATIVE PLAN(S) OF REORGANIZATION...................................................................    73

XI. VOTING INSTRUCTIONS..........................................................................................    74

   A.    CLASSES ENTITLED TO VOTE................................................................................    74
   B.    CLASSES NOT ENTITLED TO VOTE............................................................................    74
   C.    BALLOTS.................................................................................................    74
   D.    VOTING MULTIPLE CLAIMS AND INTERESTS....................................................................    74
   E.    INCOMPLETE BALLOTS......................................................................................    74
   F.    EXPIRATION DATE.........................................................................................    75

EXHIBITS

I. Joint Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code Including as Exhibits Investment Agreement and First Amendment to Investment Agreement

II.      Liquidation Analysis of the Debtors

III.     Historical Financial Statements and Recent SEC Filings

IV.      Financial Projections

V.       Equity Valuation

VI.      Collateral Valuation

VII.     List of Currently Owned and Leased Properties

VIII.    Biographies of Existing Executive Officers and Directors

                                 I. INTRODUCTION

         Philip Services Corporation ("PSC" or "Parent") and each of its affiliated debtors (collectively, the "Debtors") filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code, 11 U.S.C. Sections 101 et seq. (the "Bankruptcy Code") on June 2, 2003 ("Petition Date").

         The Debtors continue to operate their businesses and manage their properties as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code. On June 2, 2003, the United States Bankruptcy Court for the Southern District of Texas entered an Order jointly administering each of the Debtors' cases under Case No. 03-37718-H2-11 (the "Bankruptcy Cases" or the "Cases"). An Official Committee of Unsecured Creditors (the "Committee") was appointed on June 6, 2003 and supports the Plan. A LETTER OF SUPPORT FROM THE COMMITTEE IS ENCLOSED IN THE SOLICITATION PACKAGE. No trustee or examiner has been appointed in the Debtors' jointly administered Bankruptcy Cases. Proceedings in Canada under the Companies' Creditors Arrangement Act (Canada) were commenced in the Ontario Superior Court of Justice on September 19, 2003, by PSC and certain of its subsidiaries, including its Canadian operating subsidiaries, in part for the purpose of implementing in Canada those aspects of the Investment Agreement relating to Canadian Assets.

         The Debtors' proposal for reorganization of their businesses is set forth in the Second Amended and Restated Joint Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code (the "Plan"), which Plan is also sponsored by High River Limited Partnership (the "Plan Sponsor," and together with the Debtors, the "Plan Proponents").

         A copy of the Plan is attached hereto as Exhibit I. This Disclosure Statement is intended to describe the Plan and provide you with adequate information to allow you to make an informed judgment regarding the Plan.

         CAPITALIZED TERMS USED IN THIS DISCLOSURE STATEMENT HAVE THE MEANING ASCRIBED TO THEM IN THE PLAN UNLESS OTHERWISE DEFINED IN THIS DISCLOSURE STATEMENT.

         The Plan is summarized in Section II below and described in more detail in Section V below. Pursuant to the provisions of the Bankruptcy Code, only Classes of Claims or Interests that are Impaired and that receive or retain property pursuant to the Plan are entitled to vote to accept or reject the Plan. A description of the requirements for acceptance of the Plan is set forth in
Section VI below.

         THE PLAN PROPONENTS BELIEVE THAT THE PLAN PROVIDES EQUAL OR GREATER VALUE TO CREDITORS AND MORE RAPID DISTRIBUTIONS THAN AVAILABLE ALTERNATIVES. A LIQUIDATION ANALYSIS CONTAINING A COMPARISON OF RECOVERIES UNDER THE PLAN VERSUS A CHAPTER 7 LIQUIDATION IS ATTACHED HERETO AS EXHIBIT II. THE PLAN PROPONENTS BELIEVE THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF EACH AND EVERY CLASS OF CREDITORS ENTITLED TO VOTE ON THE PLAN AND RECOMMEND THAT EACH CREDITOR VOTE TO ACCEPT THE PLAN. THIS DISCLOSURE STATEMENT CONTAINS GOOD FAITH ESTIMATES AND ASSUMPTIONS, WHICH ARE BASED ON FACTS CURRENTLY KNOWN TO THE

DEBTORS AND WHICH MAY BE MATERIALLY DIFFERENT FROM ACTUAL FUTURE RESULTS.

         EACH CREDITOR SHOULD READ THIS DISCLOSURE STATEMENT, THE PLAN AND THE INVESTMENT AGREEMENT, DATED AS OF JULY 29, 2003, BETWEEN THE PLAN SPONSOR AND PSC AND CERTAIN SUBSIDIARIES OF PSC, AS AMENDED FROM TIME TO TIME (THE "INVESTMENT AGREEMENT") IN THEIR ENTIRETY AND CONSULT WITH ITS LEGAL AND/OR BUSINESS ADVISORS AS IT DEEMS APPROPRIATE BEFORE VOTING ON THE PLAN. THIS DISCLOSURE STATEMENT IS NOT LEGAL ADVICE TO YOU. THIS DISCLOSURE STATEMENT MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. THIS DISCLOSURE STATEMENT IS NOT INTENDED TO REPLACE CAREFUL AND DETAILED REVIEW AND ANALYSIS OF THE PLAN AND INVESTMENT AGREEMENT ATTACHED TO THE PLAN BY EACH HOLDER OF A CLAIM ENTITLED TO VOTE THEREON, BUT IS INTENDED TO AID AND SUPPLEMENT THAT REVIEW. THE DESCRIPTION OF THE PLAN AND INVESTMENT AGREEMENT HEREIN IS ONLY A SUMMARY, AND HOLDERS OF CLAIMS OR INTERESTS AND OTHER PARTIES IN INTEREST ARE CAUTIONED TO REVIEW THE PLAN AND INVESTMENT AGREEMENT THEMSELVES FOR A FULL UNDERSTANDING OF THE PLAN AND THE INVESTMENT AGREEMENT. IF ANY INCONSISTENCY EXISTS BETWEEN (I) THE PLAN OR THE INVESTMENT AGREEMENT AND (II) THIS DISCLOSURE STATEMENT, THE TERMS OF THE PLAN AND INVESTMENT AGREEMENT ARE CONTROLLING. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE REGULATORY AGENCY NOR HAS THE COMMISSION OR ANY AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED THEREIN.

         THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF SEVERAL DOCUMENTS, INCLUDING BUT NOT LIMITED TO, THE PLAN, INVESTMENT AGREEMENT, DIP FINANCING FACILITY AND EXHIBITS. THE DESCRIPTIONS CONTAINED HEREIN OF SUCH DOCUMENTS ARE ONLY SUMMARIES AND ARE QUALIFIED ENTIRELY BY REFERENCE TO SUCH DOCUMENTS. COPIES OF SUCH DOCUMENTS ARE ATTACHED HEREIN AND HOLDERS OF CLAIMS OR INTERESTS AND OTHER PARTIES IN INTEREST ARE CAUTIONED TO REVIEW SUCH ATTACHED DOCUMENTS. IF ANY INCONSISTENCY EXISTS BETWEEN THIS DISCLOSURE STATEMENT AND ANY SUCH DOCUMENT, THE TERMS OF SUCH DOCUMENT WILL CONTROL OVER THIS DISCLOSURE STATEMENT.

         General information regarding the Debtors, the businesses and material events leading to and during these Cases is set forth in Sections III and IV below. Except where otherwise noted, this information is provided by the Debtors and their management. THE STATEMENTS AS TO THE APPLICABLE DEBTOR'S FINANCIAL CONDITION CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF JUNE 30, 2003 (UNLESS ANOTHER TIME IS SPECIFIED), AND THERE IS NO REPRESENTATION OR IMPLICATION

THAT THE INFORMATION CONTAINED HEREIN WILL NOT HAVE CHANGED AS OF ANY TIME SUBSEQUENT TO THAT DATE NOR WILL YOU RECEIVE ANY NOTICE OF SUCH CHANGES.

         Alternatives to confirmation and consummation of the Plan are described in Section X below. Certain matters relating to federal and state securities laws are described in Section VII below. Certain federal income tax consequences associated with the Plan are described in Section VIII below. Certain risk factors and other considerations are described in Section IX below. Historical consolidated financial statements of the Debtors and other subsidiaries of PSC are attached as Exhibit III hereto. Projections for the years 2004 though 2007 are attached as Exhibit IV hereto. A valuation of the equity to be received by the Plan Sponsor and holders of Class 2 Claims electing to receive such equity under the Plan, which has been prepared by Jefferies & Company as financial advisor to the Debtors, is attached as Exhibit V hereto. A valuation of the collateral on a going concern basis, which has been prepared by Jefferies, is attached as Exhibit VI hereto. FOR THE CONVENIENCE OF ENVIRONMENTAL REGULATORY AUTHORITIES, A LISTING OF CURRENTLY OWNED AND LEASED REAL PROPERTIES ORGANIZED BY STATE IS ATTACHED AS EXHIBIT VII HERETO. Biographies of the existing officers and directors, at least some of whom are expected to serve post-confirmation, are attached as Exhibit VIII hereto.

         BALLOTS WITH RESPECT TO THE PLAN MUST BE RECEIVED AT THE ADDRESS SET FORTH ON THE ENCLOSED BALLOT ON OR BEFORE NOVEMBER 19, 2003. FOR YOUR CONVENIENCE, A BALLOT AND PRE-ADDRESSED ENVELOPE ARE ENCLOSED. ANY BALLOTS RECEIVED AFTER THE EXPIRATION DATE OR THAT DO NOT INDICATE EITHER AN ACCEPTANCE OR A REJECTION OF THE PLAN SHALL NOT CONSTITUTE VALID BALLOTS AND SHALL NOT BE COUNTED IN DETERMINING THE VOTE OF ANY CLASS. FURTHER VOTING INSTRUCTIONS ARE SET FORTH IN SECTION XI BELOW.

         If you have questions concerning the procedure for voting, if you did not receive the appropriate Ballot or Ballots, if you received a damaged Ballot or have lost your Ballot, or if you have any questions concerning the Disclosure Statement and/or the Plan, please call the Debtors' tabulation agent, Logan & Company, Inc., at (973) 509-3190.

         THIS DISCLOSURE STATEMENT INCLUDES CERTAIN STATEMENTS, ESTIMATES AND PROJECTIONS PROVIDED BY THE APPLICABLE DEBTOR AS TO CERTAIN FUTURE MATTERS, WHICH REFLECT VARIOUS ASSUMPTIONS, WHICH ASSUMPTIONS MAY OR MAY NOT PROVE TO BE CORRECT. THE DEBTORS DO NOT UNDERTAKE ANY OBLIGATION TO PROVIDE ADDITIONAL INFORMATION OR TO CORRECT OR UPDATE ANY OF THE INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT OR THE EXHIBITS HERETO.

         THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE HONORABLE WESLEY W. STEEN, BANKRUPTCY JUDGE OF THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF TEXAS.

APPROVAL BY JUDGE STEEN DOES NOT CONSTITUTE A RECOMMENDATION BY THE COURT AS TO THE MERITS OF THE PLAN, BUT INCLUDES A FINDING THAT THIS DISCLOSURE STATEMENT CONTAINS ADEQUATE INFORMATION TO ENABLE YOU TO DECIDE WHETHER TO VOTE FOR OR AGAINST THE PLAN. YOU SHOULD CONSULT WITH COUNSEL AND/OR OTHER ADVISORS REGARDING THE PLAN AS YOU DETERMINE APPROPRIATE.

                             II. SUMMARY OF THE PLAN

         For a more detailed description of asserted Claims and available assets, see Sections IV and V below. THESE SECTIONS ALSO DESCRIBE CERTAIN OTHER FEATURES OF THE PLAN AND IMPLEMENTING PROVISIONS THEREOF, INCLUDING DISCHARGES IN SECTION 8.7 OF THE PLAN AND RELEASES OF CERTAIN NON-DEBTOR PARTIES IN SECTION
8.8 OF THE PLAN.

A.       CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

         The following table summarizes the classification and treatment of Claims and Interests under the Plan. This summary is qualified in its entirety by reference to the provisions of the Plan. For a more detailed description of the terms and provisions of the Plan, see Section V below.

             CLASS DESCRIPTION                         TREATMENT UNDER THE PLAN
------------------------------------------------------------------------------------------
ALLOWED ADMINISTRATIVE EXPENSES. Allowed       Allowed Administrative Expense Claims
costs of the Cases, including, without         (including the DIP Financing Facility and
limitation, professional fees and other        cure costs on Assumed Contracts and Leases)
expenses of operating during the Cases,        shall be paid in full in Cash on or
including any cure costs under Assumed         promptly after the Effective Date or, where
Contracts and Leases as determined by the      applicable, when otherwise Allowed or due
Court pursuant to the procedures approved by   after the Effective Date; provided,
the Court to fix such cure costs.              however, that such Claim may be satisfied
                                               on such other terms as may be agreed to by
                                               the holder of such Claim and the applicable
                                               Debtor.
------------------------------------------------------------------------------------------
                                               Allowed Administrative Expense Claims
                                               representing liabilities incurred in the
                                               ordinary course of business by the Debtors
                                               since the Petition Date shall be paid in
                                               accordance with the agreed terms between
                                               the parties. On the Effective Date, all of
                                               the obligations of the Debtors to the
                                               Postpetition Senior Lenders under or in
                                               respect of the DIP Financing Facility and
                                               the DIP Financing Order shall be
                                               Indefeasibly Satisfied (as defined in the
                                               DIP Financing Order) in full and the
                                               commitments under the DIP
------------------------------------------------------------------------------------------

             CLASS DESCRIPTION                         TREATMENT UNDER THE PLAN
------------------------------------------------------------------------------------------
                                               Financing Facility shall be terminated;
                                               provided, however, that any winddown budget
                                               for the estates and the Committee has been
                                               funded or otherwise provided for in a
                                               manner and amount acceptable to the Plan
                                               Sponsor in its reasonable discretion, and,
                                               further provided that concurrently with,
                                               and as a condition precedent to, the
                                               repayment of all of the obligations of the
                                               Debtors to the Postpetition Senior Lenders
                                               under or in respect of the DIP Financing
                                               Facility and the DIP Financing Order, the
                                               Debtors will satisfy all payments to
                                               holders of Subclass 1A and Subclass 1B
                                               Claims as provided in Section 5.1 of the
                                               Plan, other than in respect of the
                                               $3 million note described in Section 5.1.1
                                               of the Plan.
------------------------------------------------------------------------------------------
                                               Certain administrative claims have been
                                               paid during the course of these Cases.
                                               Based on a projected Effective Date of
                                               December 15, 2003, the Debtors estimate
                                               there will be approximately $12.2 million
                                               of administrative costs (aside from
                                               projected borrowings under the DIP
                                               Financing Facility), with the bulk of these
                                               amounts being (i) employee retention
                                               bonuses payable by Debtors upon Closing or
                                               Confirmation, (ii) professional fee
                                               holdbacks and other professional fees that
                                               have not yet been approved for payment and
                                               (iii) cure costs.
------------------------------------------------------------------------------------------
ALLOWED PRIORITY TAX CLAIMS. Claims entitled   Any holder of an Allowed Priority Tax Claim
to priority under Code Section 507(a)(8).      shall receive at the Debtors' option (and
                                               with the consent of the Plan Sponsor)
                                               (i)the amount of the Allowed Priority Tax
                                               Claim in one Cash payment on or immediately
                                               after the Effective Date or (ii) the amount
                                               of the Allowed Priority Tax Claim, with
                                               interest at the intermediate federal rate
                                               or such other rate as may be determined by
                                               the Court at the Confirmation Hearing, in
                                               equal annual Cash payments on each
                                               anniversary of the
------------------------------------------------------------------------------------------

             CLASS DESCRIPTION                         TREATMENT UNDER THE PLAN
------------------------------------------------------------------------------------------
                                               Effective Date, until the last anniversary
                                               of the Effective Date that precedes the
                                               sixth anniversary date of the date of
                                               assessment of the Allowed Priority Tax
                                               Claim.

                                               A Priority Tax Claim that is a Contested
                                               Claim shall not receive any distribution on
                                               the Effective Date or thereafter unless and
                                               until such Claim becomes an Allowed
                                               Priority Tax Claim. Allowed Secured Claims
                                               for taxes will be satisfied first as
                                               non-classified Priority Tax Claims to the
                                               extent they qualify as Priority Tax Claims,
                                               but shall retain any collateral for such
                                               Claim until the Priority Tax Claim is paid
                                               in full. To the extent that some or all of
                                               an Allowed Secured Claim for taxes does not
                                               qualify as a Priority Tax Claim, but is a
                                               valid Allowed Secured Claim, it will be
                                               classified in Subclass 3A as a Secured Tax
                                               Claim.

                                               The Debtors estimate that there will be
                                               approximately $2.4 million of priority tax
                                               claims.
------------------------------------------------------------------------------------------
CLASS 1 - ALLOWED PREPETITION SENIOR DEBT.     SUBCLASS 1A IS IMPAIRED. (1) Subclass 1A
Class 1 consists of Allowed Claims of the      will be paid in full in Cash on the
Prepetition Senior Lenders. There are 2        Effective Date (but in no event later than
Subclasses of Class 1 Claims:                  December 31, 2003 unless extended with the
                                               written consent of Foothill and the
SUBCLASS 1A - ALLOWED TRANCHE A CLAIMS.        Required Lenders) or, with respect to
Subclass 1A consists of Tranche A (as          letter of credit obligations, will be
defined in the Prepetition Senior Loan         provided cash collateral equal to 105% of
Agreement) Claims.                             the aggregate face amounts of such letters
                                               of credit, and/or replacement or back-up
SUBCLASS 1B - ALLOWED TRANCHE B CLAIMS.        letters of credit from a domestic, national
Subclass 1B consists of Tranches B Prime and   bank with a rating at or above A- from
Sub-B (each as defined in the Prepetition      Standard and Poors, at 100% of the
Senior Loan Agreement) Claims.                 aggregate face amount of such letters of
                                               credit and otherwise in form and substance
                                               reasonably acceptable to Foothill;
                                               provided, however, that $3 million of such
                                               Subclass 1A Claims shall be allowed
------------------------------------------------------------------------------------------

-------------------------------
(1) Any terms used in this summary of the treatment of Subclass 1A and Subclass 1B that are not otherwise defined herein shall have the meaning given to them in the Prepetition Senior Documents (as defined in the Plan).

             CLASS DESCRIPTION                         TREATMENT UNDER THE PLAN
------------------------------------------------------------------------------------------
                                               as of the Effective Date but shall be paid
                                               in 12 equal monthly installments after the
                                               Effective Date and shall be evidenced by
                                               the Remaining Subclass 1A Note.

                                               Compound interest shall be paid in Cash on
                                               the Remaining Subclass 1A Note at the rate
                                               of 6% per annum and payment-in-kind
                                               interest shall accrue at the rate of 4% per
                                               annum on the last Business Day of each
                                               month until the principal amount is
                                               satisfied in full. The payment-in-kind
                                               interest shall be paid on the first
                                               anniversary of the Effective Date, may be
                                               pre-paid in whole or in part at any time
                                               before then in Cash at the sole option of
                                               Reorganized PSC, and shall be waived if the
                                               Remaining Subclass 1A Note is prepaid in
                                               full by the earlier to occur of the 90th
                                               day after the Effective Date or March 15,
                                               2004. The principal on the Remaining
                                               Subclass 1A Note may be prepaid in whole
                                               but not in part. Such treatment shall not
                                               be deemed a reduction of Tranche A Letter
                                               of Credit Usage and such Obligations shall
                                               not be discharged or otherwise affected by
                                               the Plan, provided that only the portion of
                                               the remaining Obligations (as defined under
                                               the Prepetition Senior Documents) that
                                               consists of the Obligations under the
                                               Remaining Subclass 1A Note, the Letter of
                                               Credit fees and indemnification obligations
                                               in respect of Tranche A Letters of Credit
                                               shall remain secured by Reorganized PSC
                                               under the Prepetition Senior Documents with
                                               the same priority and rights of the Tranche
                                               A Obligations under the Prepetition Senior
                                               Debt and shall be entitled to the benefits
                                               of intercreditor agreements binding the New
                                               PIK/Term Notes on terms and conditions
                                               reasonably acceptable to Foothill. At the
                                               election of the Plan Sponsor, the whole
------------------------------------------------------------------------------------------

             CLASS DESCRIPTION                         TREATMENT UNDER THE PLAN
------------------------------------------------------------------------------------------
                                               Remaining Subclass 1A Note may be allocated
                                               to the portion of the Subclass 1A Claims
                                               held by Foothill and its Affiliates and in
                                               such event, the remainder of Subclass 1A
                                               shall be deemed Unimpaired for purposes of
                                               this Plan. All holders of Subclass 1A notes
                                               shall receive a solicitation package and a
                                               ballot and in the event of the allocation
                                               of the Remaining Subclass 1A Note, all
                                               parties reserve their rights as to whether
                                               non-Foothill votes count in such scenario.

                                               There are currently approximately $65
                                               million of Secured Claims in Subclass 1A,
                                               which claims are being Allowed under the
                                               Plan. Approximately $18.5 million of such
                                               Claims are currently cash collateralized.

                                               SUBCLASS 1B IS UNIMPAIRED. All funded
                                               obligations under Subclass 1B shall be paid
                                               in full in Cash on the Effective Date and
                                               with respect to letter of credit
                                               obligations, will be provided cash
                                               collateral equal to 105% of the aggregate
                                               face amounts of such letters of credit,
                                               and/or replacement or back-up letters of
                                               credit from a domestic, national bank with
                                               a rating at or above A- from Standard and
                                               Poors, at 100% of the aggregate face amount
                                               of such letters of credit and otherwise in
                                               form and substance reasonably acceptable to
                                               Foothill. Such treatment shall not be
                                               deemed a reduction of Tranche Sub-B Letter
                                               of Credit Usage and such Obligations shall
                                               not be discharged or otherwise affected by
                                               the Plan, provided that only the portion of
                                               the remaining Obligations (as defined under
                                               the Prepetition Senior Documents) that
                                               consists of Letter of Credit fees and
                                               indemnification obligations in respect of
                                               Tranche Sub-B Letters of Credit shall
                                               remain secured by Reorganized PSC under the
                                               Prepetition Senior Documents with the same
                                               priority and rights of the Tranche Sub-B
                                               Obligations
------------------------------------------------------------------------------------------

             CLASS DESCRIPTION                         TREATMENT UNDER THE PLAN
------------------------------------------------------------------------------------------
                                               under the Prepetition Senior Debt and shall
                                               be entitled to the benefits of
                                               intercreditor agreements binding the New
                                               PIK/Term Notes on terms and conditions
                                               reasonably acceptable to Foothill.

                                               There are approximately $63 million of
                                               Secured Claims in Subclass 1B, which Claims
                                               are being Allowed under the Plan.
------------------------------------------------------------------------------------------
CLASS 2 - ALLOWED PIK/TERM DEBT. Class 2       CLASS 2 IS IMPAIRED. The treatment for both
consists of all Allowed Claims of the          Subclass 2A and Subclass 2B is a combined
PIK/Term Lenders, including both Secured       treatment under the Plan. Each of the
Claims and Claims for a Deficiency Amount.     PIK/Term Lenders, as the consolidated
Subclass 2A consists of the Secured portion    treatment of its Subclass 2A and Subclass
of such Claim and Subclass 2B consists of      2B Claims, may, as to its portion of the
the unsecured Deficiency Amount of such        PIK/Term Debt, elect, on or before the
Claims.                                        Ballot Date, to receive: (a) a pro rata
                                               share of the New PIK/Term Shares,
                                               representing in the aggregate 75% of the
                                               outstanding shares of New Common Stock of
                                               Reorganized Parent as of the Effective Date
                                               (exclusive of shares of New Common Stock
                                               that may be issued pursuant to the
                                               Management Incentive Plan); (b) a Pro Rata
                                               share of the New PIK/Term Note(s) or (c) a
                                               combination of New PIK Term Shares and New
                                               PIK/Term Notes based upon the portion of
                                               the PIK/Term Debt elected by the PIK/Term
                                               Lender to be converted into each. There are
                                               certain provisions to limit distribution of
                                               shares to non-qualified holders to the
                                               extent it would harm the tax attributes of
                                               Reorganized PSC as discussed in the Plan
                                               and Section V.A.2. hereof. Qualified
                                               PIK/Term Lenders shall have the additional
                                               right to purchase up to their Pro Rata
                                               share of the New Investment Units as more
                                               fully set forth in Article 9 of the Plan.

                                               Each of the PIK/Term Lenders shall receive
                                               its Pro Rata share of the PIK/Term Special
                                               Cash Distribution (which is $10.7 million).
                                               Each of the PIK/Term Lenders shall receive
------------------------------------------------------------------------------------------

             CLASS DESCRIPTION                         TREATMENT UNDER THE PLAN
------------------------------------------------------------------------------------------
                                               its Pro Rata portion of the net recoveries
                                               from the Alstom Litigation as specifically
                                               set forth in the Investment Agreement.

                                               The New PIK/Term Shares shall be allocated
                                               Pro Rata among the PIK/Term Lenders that
                                               have elected to receive New PIK/Term Shares
                                               ("Electing PIK/Term Lenders"), based upon
                                               the ratio of the principal amount of the
                                               PIK/Term Claims designated by each such
                                               Electing PIK/Term Lender to the aggregate
                                               principal amount of the PIK/Term Claims
                                               designated by all such Electing PIK/Term
                                               Lenders.

                                               Each PIK/Term Lender that does not elect to
                                               receive the New PIK/Term Shares shall
                                               receive a Pro Rata share of the New
                                               PIK/Term Notes in proportion to the
                                               principal amount of the PIK/Term Claims
                                               held by each such non-electing PIK/Term
                                               Lender to the aggregate principal amount of
                                               the PIK/Term Claims held by all of the
                                               PIK/Term Lenders. Any PIK/Term Claims that
                                               are not designated to participate in the
                                               New PIK/Term Share distribution by an
                                               Electing PIK/Term Lender shall be treated
                                               as held by a non-electing PIK/Term Lender.
                                               The principal amount of the New PIK/Term
                                               Notes to be issued to a non-electing
                                               PIK/Term Lender shall be determined by
                                               multiplying $30 million by a quotient equal
                                               to the prepetition amount of the PIK/Term
                                               Claim held by such non-electing PIK/Term
                                               Lender divided by the total amount of
                                               principal due under all of the PIK/Term
                                               Claims. The aggregate principal amount of
                                               all New PIK/Term Notes shall not exceed $30
                                               million without the consent of the Plan
                                               Sponsor in its sole discretion.

                                               In addition to the distributions above,
                                               holders of Subclass 2B Claims shall be
                                               entitled to receive from the Liquidating
                                               Trust, after fees (including contingency
                                               fees) and costs of the
------------------------------------------------------------------------------------------

             CLASS DESCRIPTION                         TREATMENT UNDER THE PLAN
------------------------------------------------------------------------------------------
                                               Liquidating Trust, (i) their Pro Rata share
                                               based on total Claim amounts along with
                                               Class 4 of any Avoidance Action Recoveries
                                               in an estate other than the Parent's estate
                                               and (iii) their Pro Rata share based on
                                               total Claim amounts with Class 8 if there
                                               are any Avoidance Action Recoveries in the
                                               Parent estate. The Debtors do not expect
                                               there will be any material Avoidance Action
                                               Recoveries.

                                               There are approximately $310 million Claims
                                               in Class 2. The secured claim value would
                                               constitute the Class 2A Claim amount and at
                                               its mid-point, is estimated by the Debtors
                                               to be approximately $30 million. The
                                               residual of the Class 2 Claim would
                                               constitute the Class 2B unsecured
                                               deficiency claim.
------------------------------------------------------------------------------------------
CLASS 3 - ALLOWED MISCELLANEOUS SECURED        CLASS 3 IS IMPAIRED.
CLAIMS. Class 3 consists of the following
Allowed Miscellaneous Secured Claims. Each     SUBCLASS 3A. At the applicable Debtor's
such Claim shall be its own Subclass. The      option (and with the consent of the Plan
known Subclasses are as follows:               Sponsor), a Secured Tax Claim holder will
                                               either (i) receive a payment equal to 100%
SUBCLASS 3A - SECURED TAX CLAIMS. To the       of its Allowed Secured Claim in Subclass
extent that Secured Tax Claims are also        3A, on or immediately after the Effective
Priority Tax Claims, they shall be paid as     Date, with interest as may be permitted by
Priority Tax Claims but each such Claim        applicable bankruptcy and non-bankruptcy
shall retain its collateral in its existing    law, in which case the applicable Debtor
priority until such Claim is paid in full.     shall receive the collateral securing the
To the extent a Secured Tax Claim is not a     Claim free and clear of any Liens or Claims
Priority Tax Claim, it shall be paid in        thereon or (ii) have its collateral
full on the later of the Effective Date or     returned to it. The Debtors reserve their
when Allowed unless the applicable Debtor      respective rights to seek approval of any
elects to propose to pay that Claim over       settlement with any holder of a Secured Tax
time on a secured basis pursuant to a          Claim prior to Confirmation of the Plan.
separate motion filed with the Court.
                                               OTHER SECURED CLAIMS. At the applicable
OTHER SECURED CLAIMS. Other Miscellaneous      Debtor's option (and with the consent of
Secured Claims against Debtors may exist       the Plan Sponsor), on the later of (i) the
and, if so, each will be its own Subclass      Effective Date or (ii) the date its
of Class 3, to the extent not previously       Contested Claim is Allowed as a Secured
paid pursuant to any Final Order               Claim by a Final Order, a holder of a
                                               Secured Claim in a Subclass of
------------------------------------------------------------------------------------------

             CLASS DESCRIPTION                         TREATMENT UNDER THE PLAN
------------------------------------------------------------------------------------------
of this Court.                                 an Allowed Secured Claim not treated under
                                               Class 3A will either (i) receive the
                                               indubitable equivalent of its collateral or
                                               (ii) have its collateral returned to it.
                                               Any Deficiency Amount in respect of a
                                               Subclass of an Allowed Secured Claim will
                                               be treated as part of Class 4 below. The
                                               election on which treatment option the
                                               applicable Debtor will use to treat the
                                               Miscellaneous Secured Claim will be made by
                                               the later of (i) the Effective Date or (ii)
                                               when the Claim is Allowed as a Secured
                                               Claim by a Final Order. The Allowed Secured
                                               Claim may include such interest, attorneys'
                                               fees and other charges as may be permitted
                                               under Section 506 of the Bankruptcy Code
                                               and other applicable law.

                                               The Debtors are reviewing asserted Secured
                                               Claims but believe that any such Claims
                                               which may have priority over Class 1 and
                                               Class 2A will ultimately be less than $6.6
                                               million in the aggregate.
------------------------------------------------------------------------------------------
CLASS 4 - ALLOWED GENERAL UNSECURED CLAIMS.    CLASS 4 IS IMPAIRED. Holders of Class 4
Class 4 consists of all Unsecured,             Claims will be paid a Pro Rata share of the
non-priority Claims (including Deficiency      Special Unsecured Distribution Fund of $3.6
Amounts other than any Deficiency Amount of    million, subject to the Plan being
the PIK/Term Lenders and Convenience Class     confirmed as filed with such modifications
Claims) against any of the Debtors other       as the Plan Sponsor may consent to in its
than the Parent.                               sole discretion. The Special Unsecured
                                               Distribution Fund would be funded by the
                                               Plan Sponsor from funds which would
                                               otherwise be payable to the Plan Sponsor or
                                               its affiliates on account of their Class 1B
                                               or Class 2 Claims. Class 4 will also
                                               receive from the Liquidating Trust in the
                                               event that there are Avoidance Action
                                               Recoveries of any Debtor other than Parent,
                                               in which case Class 4 will receive its Pro
                                               Rata share of such recoveries based on
                                               total claims amounts along with Subclass
                                               2B. In calculating the Pro Rata share, the
                                               obligations to unsecured creditors of the
                                               Canadian
------------------------------------------------------------------------------------------

             CLASS DESCRIPTION                         TREATMENT UNDER THE PLAN
------------------------------------------------------------------------------------------
                                               Subsidiaries shall be included in the
                                               calculation.

                                               In addition to the distributions above,
                                               holders of Class 4 Claims shall be entitled
                                               to receive from the Liquidating Trust,
                                               after fees (including contingency fees) and
                                               costs of the Liquidating Trust, their Pro
                                               Rata share based on total Claim amounts
                                               along with Class 2B of any Avoidance Action
                                               Recoveries in an estate other than the
                                               Parent's estate. The Debtors do not expect
                                               there will be any material Avoidance Action
                                               Recoveries.

                                               It is estimated that there are in excess of
                                               $90 million of such claims which will
                                               ultimately be allowed. Debtors expect
                                               asserted claims will be higher and will
                                               need to be addressed through claims
                                               processing and it is possible that allowed
                                               claims will be substantially higher.

                                               Claims by unsecured creditors of the
                                               Canadian Subsidiaries entitled to
                                               participate in the Special Unsecured
                                               Distribution Fund are expected to be
                                               approximately $10 to $20 million US in the
                                               aggregate. The Special Unsecured
                                               Distribution Fund will not be reduced by
                                               the $200,000 necessary to fund the Class 6
                                               distribution.
------------------------------------------------------------------------------------------
CLASS 5 - ALLOWED INSURED CLAIMS. Class 5      CLASS 5 IS IMPAIRED. Class 5 Claims shall
consists of all Insured Claims against any     be paid first from available insurance
of the Debtors.                                proceeds and any unpaid amounts thereafter
                                               shall be paid Pro Rata as part of Class 4.
                                               The Debtors believe it is appropriate that
                                               such creditors be paid from insurance where
                                               available to maximize the distribution
                                               available for other unsecured creditors and
                                               to share pro rata as to any unpaid amounts
                                               along with Subclass 2B and Class 4.

                                               The Debtors current estimate of insured
                                               claims is approximately $46 million. The

------------------------------------------------------------------------------------------

             CLASS DESCRIPTION                         TREATMENT UNDER THE PLAN
------------------------------------------------------------------------------------------
                                               Debtors believe that most of these Claims
                                               will be paid from insurance proceeds and
                                               note that many of the insurers hold letters
                                               of credit issued by Foothill as part of its
                                               Class 1 Claims.
------------------------------------------------------------------------------------------
CLASS 6 - ALLOWED CONVENIENCE CLASS CLAIMS.    CLASS 6 IS IMPAIRED. Class 6 Claims shall
Class 6 consists of all Convenience Class      be paid their Pro Rata Share along with
Claims against any of the Debtors other        other Class 6 creditors from a $200,000
than Parent ($3,000 or less per holder).       pool (an estimated distribution of
                                               approximately 3 to 6% percent of the amount
                                               of each Allowed Unsecured Claim) promptly
                                               after the later of (i) the Effective Date
                                               or (ii) such Claim becoming Allowed in a
                                               Final Order. The $200,000 may be funded by
                                               the Plan Sponsor from funds which would
                                               otherwise be payable to Plan Sponsor or its
                                               affiliates on account of their Class 1B or
                                               Class 2 Claims and would not reduce any
                                               Special Unsecured Distribution Fund.

                                               Class 6 Claims are believed to be fewer
                                               than 8,500 in number and less than $6
                                               million in aggregate amount, although
                                               analysis of such claims is still ongoing.
------------------------------------------------------------------------------------------
CLASS 7 - ALLOWED PRIORITY NON-TAX CLAIMS.     CLASS 7 IS UNIMPAIRED. Class 7 Claims will
Class 7 consists of all Priority Non-Tax       be paid in full on the later of (i) on or
Claims against any of the Debtors other        promptly after the Effective Date or (ii)
than Parent.                                   after any such Claims become Allowed in a
                                               Final Order.
------------------------------------------------------------------------------------------
CLASS 8 - ALLOWED PARENT UNSECURED CLAIMS.     CLASS 8 IS IMPAIRED. Class 8 Claims will
Class 8 consists of the Claims of the          receive from the Liquidating Trust after
holders of Unsecured subordinated 3% Notes     fees (including contingency fees) and costs
and 6% Notes and all other Unsecured Claims    of the Liquidating Trust, their Pro Rata
against Parent.                                share based on total Claim amounts along
                                               with Classes 2B of any Avoidance Action
                                               Recoveries in the Parent's estate. The
                                               Debtors do not expect there will be any
                                               material Avoidance Action Recoveries.

                                               Class 8 Claims are expected to be in excess
                                               of
------------------------------------------------------------------------------------------

             CLASS DESCRIPTION                         TREATMENT UNDER THE PLAN
------------------------------------------------------------------------------------------
                                               $75 million.
------------------------------------------------------------------------------------------
CLASS 9 - ALLOWED PENALTY CLAIMS. Class 9      CLASS 9 IS IMPAIRED. Class 9 Claims will
consists of any Claims for penalties or        receive nothing under the Plan.
similar amounts except to the extent that
the Court determines that subordination and    It is unknown at this point whether and how
separate classification of the applicable      many Claims will be in this class.
penalty Claim is not appropriate, in which
case such Claim shall be treated as
determined by the Court.
------------------------------------------------------------------------------------------
CLASS 10 - ALLOWED INTERESTS. Class 10         CLASS 10 IS IMPAIRED.
consists of Allowed Interests in the
applicable estate. Each such Allowed           SUBCLASS 10A. There will be no distribution
Interest shall be its own Subclass. The        to Subclass 10A and such interests shall be
known Subclasses are as follows:               deemed extinguished on the Effective Date.
                                               As of August 18, 2003, there were
SUBCLASS 10A - ALLOWED INTERESTS IN PARENT.    27,909,342 outstanding common shares in
Subclass 10A consists of Allowed Interests     Parent.
in the Parent.
                                               OTHER SUBCLASSES. There also will be no
OTHER SUBCLASSES - ALLOWED INTERESTS IN        distribution to Subclasses of Interests in
DEBTORS OTHER THAN PARENT. The equity          Debtors other than Parent; provided,
interests in each of the Subsidiaries shall    however, that Reorganized PSC may preserve,
each be an additional Subclass.                restructure or merge any such subsidiary
                                               Debtor(s) after the Effective Date if it
                                               elects to do so and their shares or other
                                               equity interests held by Parent, any other
                                               Debtor or Reorganized PSC shall be
                                               preserved and considered to be outstanding
                                               and existing for all purposes other than
                                               distributions under the Plan.
------------------------------------------------------------------------------------------

B.       EFFECTIVE DATE

         The Effective Date shall be the eleventh day after the Confirmation Date, calculated in accordance with Bankruptcy Rule 9006, unless the Confirmation has been stayed or any of the conditions set forth in Section 15.1 of the Plan have not been met, in which event it is the first day after such stay is no longer in effect and conditions have been met (that is also eleven days after the Confirmation Date) calculated in accordance with Bankruptcy Rule 9006, or such later date as the Debtors and the Plan Sponsor shall unanimously agree to in writing, provided that all conditions to the effectiveness of the Plan have been satisfied on or before such date.

C.       ACCEPTANCE OF THE PLAN

         A Class of Claims or Interests shall have accepted the Plan if it is accepted by the holders of at least two-thirds in amount and more than one-half in number of the Claims or Interests that are Allowed or deemed Allowed for voting purposes and that have actually voted on the Plan. Classes of Claims or Interests that are entitled to vote on the Plan are identified in Section XI of this Disclosure Statement. The votes of insiders are not counted in determining whether at least one class of impaired creditors has accepted the Plan for purposes of Section 1129(a)(10) of the Bankruptcy Code. The requirements for Confirmation of the Plan are discussed in Section VI of this Disclosure Statement.

               III. GENERAL INFORMATION REGARDING THE DEBTORS AND
                   THE EVENTS LEADING TO THE CHAPTER 11 FILING

A.       THE DEBTORS

         PSC is a holding company that owns, directly or indirectly, a series of industrial and metals services companies that operate throughout North America. The Debtors consist of PSC, a Delaware corporation, with its principal place of business in Houston, Texas, and 43 wholly owned subsidiaries. (2) There are two primary business units: (i) the Industrial Services Group and

----------------

(2)      The following entities are the 43 wholly-owned subsidiaries of PSC:
21st Century Environmental Management, Inc. of Nevada, a Nevada corporation; 21st Century Environmental Management, Inc. of Rhode Island, a Rhode Island corporation; Ace/Allwaste Environmental Services of Indiana, Inc., an Illinois corporation; Allwaste Tank Cleaning, Inc., a Georgia corporation; Allworth, Inc., an Alabama corporation; Burlington Environmental, Inc., a Washington corporation; Cappco Tubular Products USA, Inc., a Georgia corporation; Chem-Freight, Inc., an Ohio corporation; Chemical Pollution Control, Inc. of Florida,-- a 21st Century Environmental Management Company, a Florida corporation; Chemical Pollution Control, Inc., of New York,-- a 21st Century Environmental Management Company, a New York corporation; Chemical Reclamation Services Inc., a Texas corporation; Cousins Waste Control Corporation, an Ohio corporation; CyanoKEM Inc., a Michigan corporation; D & L, Inc., a Pennsylvania corporation; Delta Maintenance, Inc., a Louisiana corporation; International Catalyst, Inc., a Nevada corporation; Jesco Industrial Services, a Kentucky corporation; Luntz Acquisition (Delaware) Corporation, a Delaware corporation; Northland Environmental, Inc., a Delaware corporation; Nortru, Inc., a Michigan corporation; Philip Environmental Services Corporation, a Missouri corporation; Philip Metals (New York), Inc., a New York corporation; Philip Reclamation Services, Houston, Inc., a Texas corporation; Philip Services/North Central, Inc., an Iowa corporation; Philip Transportation and Remediation, Inc., a California corporation; PSC Environmental Services, Inc., a Delaware corporation; PSC Industrial Outsourcing, Inc., a Delaware corporation; PSC Industrial Services, Inc., a Delaware corporation; PSC Metals, Inc., an Ohio corporation; PSC Recovery Systems, Inc., a Georgia corporation; Republic Environmental Recycling (New Jersey) Inc., a New Jersey corporation; Republic Environmental Systems (Pennsylvania) Inc., a Pennsylvania corporation; Republic Environmental Systems (Transportation Group) Inc., a Pennsylvania corporation; Republic Environmental Systems (Technical Services Group) Inc., a New Jersey corporation; Resource Recovery Corporation, a Washington corporation; Rho-Chem Corporation., a California corporation; RMF Global, Inc., an Ohio corporation; RMF Industrial Contracting, Inc., a Michigan corporation; Serv-Tech EPC Inc., a Louisiana corporation; Serv-Tech EPC Subsidiary, Inc., a Louisiana corporation; Solvent Recovery Corporation, a Missouri corporation; ThermalKEM, Inc., a Delaware corporation; and Total Refractory Systems, Inc., a Nevada corporation.

(ii) the Metals Services Group. Certain foreign subsidiaries, captive insurance-related entities and inactive subsidiaries are not debtors in these Chapter 11 cases. Proceedings in Canada under the Companies' Creditors Arrangement Act (Canada) were commenced in the Ontario Superior Court of Justice on September 19, 2003 by PSC and certain of its subsidiaries, including its Canadian operating subsidiaries, in part for the purpose of implementing in Canada those aspect of the Investment Agreement relating to the Canadian Assets.

B.       THE DEBTORS' BUSINESSES

         The Industrial Services Group was recently created through the integration of the industrial cleaning services provided by the former Industrial Outsourcing Group and services formerly delivered by the Environmental Services Group, including commercial and industrial waste collection, recycling, processing and disposal, laboratory analytical services, container and tank cleaning, and emergency response services. The Industrial Services Group operates in approximately 86 locations and has a significant presence in the heavily industrialized regions of the Northeast, Northwest, Midwest and Southeast United States and Southern Ontario.

         The Metal Services Group provides ferrous and non-ferrous scrap collection and processing services, brokerage and transportation and on-site mill services as well as processing and distribution of steel products. The group is one of the largest providers of ferrous scrap processing and brokerage services in North America. The Metals Services Group operates at approximately 30 locations with its operations concentrated in the Southeast United States, the Ohio-Pittsburgh corridor, and the Southern Great Lakes Basin.

         The Debtors' primary competitive strengths are: (i) a range of industrial services, (ii) a strong safety record and (iii) skilled and experienced employees. In addition, the Debtors have attempted to improve their profitability through key restructuring efforts. Notably, prior to the merging of the industrial and environmental groups in November 2002, the Industrial Outsourcing Group began the process of divesting a portion of their Project Services Division, which was highly affected by seasonal demand. The divestiture was completed on March 2, 2003, for approximately $21 million. The working capital of the divested portion of approximately $43 million was retained by the Debtors.

         The Debtors' consolidated revenues for calendar year 2002 were $1.1 billion and their consolidated EBITDA for the year ended December 31, 2002 was $47.8 million. As of the Petition Date, the Debtors and their Canadian affiliates employed approximately 5,500 full-time employees, approximately 1,000 of whom are represented by unions.

         Since the Petition Date through the date hereof, the Debtors have been strategically evaluating their core assets and key operations. As a result of that evaluation, the Debtors have already rejected twelve leases and have completed the sale of their union turnaround business that was operated through RMF Industrial Contracting, Inc. and Delta Maintenance, Inc. The Debtors believe that such streamlining will enable the Debtors to emerge from bankruptcy as a stronger business.

C.       PHILIP SERVICES CORP./PRIOR CHAPTER 11 CASE

         PSC was originally incorporated in Delaware on July 10, 1991 under the name Philip Environmental (Delaware), Inc. ("Philip Environmental") and was an inactive subsidiary of Philip Services Corp. ("Oldco"), an Ontario company. On June 25, 1999, Oldco and substantially all of its wholly owned subsidiaries located in the United States filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware. Oldco and substantially all of its wholly owned subsidiaries located in Canada commenced proceedings under the Companies' Creditors Arrangements Act in Canada in the Ontario Superior Court of Justice (the "Canadian Court") on the same date.

         On November 26, 1999, the Canadian Court sanctioned the Plan of Compromise and Arrangement (as amended, restated and supplemented, the "Canadian Plan"), and on November 30, 1999, the Delaware Court confirmed the Joint Plan of Reorganization (as amended, the "U.S. Plan"). The Canadian Plan and the U.S. Plan were further amended during March 2000 (collectively, the "2000 Plan") and became effective, as amended, on April 7, 2000. On that same date, Oldco and certain of its Canadian subsidiaries transferred substantially all of their assets and liabilities (except for liabilities subject to compromise) to PSC (formerly, Philip Environmental) at fair value. Under the 2000 Plan, PSC emerged from bankruptcy protection as a new publicly held entity. The current board of directors and management team of PSC are somewhat changed from those of Oldco.

D.       SIGNIFICANT EVENTS IN 2003

         1. Sale of Project Services Division Businesses and Remaining
Businesses

         As of March 2, 2003, PSC sold five business units that were the greater part of the Project Services Division to a subsidiary of Fluor Corporation ("Fluor") of Aliso Viejo, California, for a purchase price of $21.2 million (the "PSD Sale"). PSC retained, however, the working capital of the sold business units in the amount of approximately $43 million. In conjunction with the sale, PSC transferred approximately 5,000 employees, including certain hourly personnel, to Fluor. Certain business operations, such as the refractory and catalyst services, union mechanical and turnaround operations, and All Safety, remained with PSC as the Project Services Division. In August 2003, PSC closed the sale of the union turnaround business for a purchase price of approximately $5.1 million. PSC has conducted an orderly shutdown of the refractory business.

         2. Events Leading to the Commencement of the Bankruptcy Cases

         Upon emergence from bankruptcy, PSC focused on integrating its businesses. PSC sought to streamline its organizational structure by dissolving or merging various entities that had been previously acquired by Oldco and were now unnecessary to PSC's operations or cumbersome to PSC's organizational structure. Through this process, PSC eliminated approximately sixty legal entities and consolidated (and, in some instances, centralized) its information and accounting administration. PSC also brought in a somewhat changed board of directors and management team. The process, however, stalled due in some degree to PSC's financial difficulties during 2002 and 2003.

         a.       General Economic Slowdown

         Despite PSC's efforts, however, the Debtors were faced with several significant challenges that have resulted in the need to file for Chapter 11. Over the past two years, the Debtors have been severely impacted by the weak economic environment in the industrial sector while the Metal Services Group has been affected by periods of low scrap prices. Many of the Debtors' divisions failed to perform to expectations, thereby affecting the Debtors' overall operations. As a result, the Debtors suffered losses in 2000, 2001 and 2002.

         b.       Expiration of Credit Facility

         By early 2003, ongoing losses and the looming expiration of the Debtors' revolving credit facility threatened the Debtors' viability. The restrictions under the Debtors' prepetition revolving credit facility and the Debtors' inability to attract new financing had a severe impact on the Debtors' liquidity and cash flow and contributed to the Debtors' bankruptcy filing.

         Specifically, prior to the Petition Date, the Debtors operated under two credit facilities, a term loan (the "Term Loan") and a revolving operating facility (the "Senior Loan Facility"). The Term Loan and the Senior Loan Facility were guaranteed jointly and severally by PSC and substantially all of its direct and indirect wholly owned subsidiaries and were collateralized by security interests in the assets of the same.

         The Senior Loan Facility initially provided up to $175 million (which was later expanded to $195 million), subject to a borrowing base formula calculated on accounts receivable. The Term Loan provided term debt of $235.8 million ("Term Debt") and $100 million in convertible payment-in-kind debt ("PIK debt"). The aggregate balance of the Term Debt and PIK Debt as of the Petition Date was approximately $310 million.

         The Senior Loan Facility, which is senior to the Term Loan, provided day-to-day working capital for the Debtors, and was scheduled to mature on April 8, 2003. Through a negotiated agreement (the "Amendment"), the Senior Loan Facility was extended to June 2, 2003, subject to certain terms and fees. Specifically, the lending commitment under Tranche A of the facility was reduced from $100 million to $78 million. The capacity under other tranches was unchanged. In connection with the Amendment, the Debtors paid an aggregate fee of $100,000 to the lenders under Tranche B Prime, which are, respectively, affiliates of PSC's two largest stockholders, Carl C. Icahn and affiliates and Stephen Feinberg and affiliates.

         Around the time of the execution of the Amendment, and after consideration of various options, the Debtors became convinced that a financial restructuring would be necessary. Between April 8, 2003 and the Petition Date, the Debtors began preparation for a bankruptcy filing under Chapter 11 of the Bankruptcy Code while continuing to look for financing. No further prepetition financing was available, nor was DIP financing found during the prepetition period or the first month of the Bankruptcy Cases.

                      IV. SUMMARY OF BANKRUPTCY PROCEEDINGS

         On June 2, 2003, the Debtors commenced their Chapter 11 Bankruptcy Cases in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the "Court"). The Debtors continue to operate their businesses and manage their properties as debtors-in-possession pursuant to 11 U.S.C. Sections 1107 and 1108 of the Bankruptcy Code.

         The following is a brief description of some of the significant events that have occurred during the Bankruptcy Cases.

A.       FIRST DAY PLEADINGS

         On the Petition Date, the Debtors obtained authority to take certain actions, including the payment of certain prepetition claims, and to promote an "ongoing business" atmosphere with employees. Notably, the Debtors obtained authority to pay prepetition employee wages and benefits and other employee obligations in the ordinary course of the Debtors' businesses. As a result, substantially all the claims related to employee compensation and benefits entitled to priority under Bankruptcy Code Section 507(a)(3) and (4) were satisfied. This relief was essential to maintain employee morale and to avoid attrition of the Debtors' workforce due to the commencement of the Bankruptcy Cases.

         The Debtors also obtained orders authorizing, among other things: (i) joint administration of the Debtors' cases, (ii) payment of prepetition sales and use tax obligations, and (iii) an extension to file schedules and statements of financial affairs. Additional first day motions approved by the Court subsequent to the Petition Date permit the Debtors to, among other things: (i) continue the use of their existing centralized cash management system and (ii) establish procedures for determining adequate assurance requests from utility companies.

B.       USE OF CASH COLLATERAL

         In connection with the commencement of the Bankruptcy Cases, the Debtors determined that they would need working capital to ensure sufficient cash flow to meet their ongoing operating expenses and minimize disruptions. The Debtors obtained a series of interim cash collateral orders during the month of June and then on June 30, 2003, after negotiations with Foothill, as agent for the Debtors' senior secured lenders, the Debtors obtained Court approval for final use of certain cash collateral held by Foothill and obtained certain letter of credit accommodations. Subsequently, the Debtors obtained debtor-in-possession ("DIP") financing, as described in Section V(H) below. The cash collateral and financing order were further amended on October 20, 2003 to address certain letter of credit related matters.

C.       RETENTION OF DEBTORS' PROFESSIONALS

         Prior to the commencement of the Bankruptcy Cases, the Debtors retained Sonnenschein Nath & Rosenthal LLP and Porter & Hedges, L.L.P. as their bankruptcy counsel and Jefferies & Company, Inc. ("Jefferies") as their financial advisor to provide advice regarding various bankruptcy-related matters, including bankruptcy and restructuring issues and the marketing and potential sale (or sales) of the Debtors' businesses. The Debtors have retained Logan &

Company, Inc. as their claims and noticing agent to assist with, among other matters, solicitation mailings, balloting creditor communications and the claims resolution process. Further, the Debtors have continued the retention of KPMG LLP, who was their prepetition auditor. Finally, the Debtors retained ordinary course professionals to provide services relating to, among other things, routine and/or specialized litigation, advice on labor, environmental and regulatory matters.

         The restructuring professionals retained by the Debtors are as follows:

BANKRUPTCY COUNSEL
------------------
Peter D. Wolfson, Esq.                   Robert E. Richards, Esq.               John F. Higgins, Esq.
Sonnenschein Nath & Rosenthal LLP        Monika J. Machen, Esq.                 James Matthew Vaughn, Esq.
1221 Avenue of the Americas              Sonnenschein Nath & Rosenthal LLP      Porter & Hedges, L.L.P.
New York, New York 10020                 8000 Sears Tower                       700 Louisiana, Suite 3500
Tel: 212-768-6700                        Chicago, Illinois 60606                Houston, Texas 77002
Fax: 212-768-6800                        Tel: 312-876-8000                      Tel: 713-226-0600
                                         Fax: 312-876-7934                      Fax: 713-226-0248

FINANCIAL ADVISOR
------------------
Richard Nevins                           Michael Henkin                           Larkin Fowler
Jefferies & Company, Inc.                Jefferies & Company, Inc.                Jefferies & Company, Inc.
520 Madison Avenue                       650 California Street                    520 Madison Avenue
12th Floor                               San Francisco, California 94108          12th Floor
New York, New York 10022                 Tel: 415-229-1400                        New York, New York 10022
Tel: 212-284-2550                        Fax: 415-229-1444                        Tel: 212-284-3403
Fax: 212-284-2114                                                                 Fax: 212-284-2114

CLAIMS AND NOTICING AGENT

Logan & Company, Inc.
Attn: Philip Services Corporation
Claims Processing
546 Valley Road
Upper Montclair, New Jersey 07043

D.       APPOINTMENT OF THE CREDITORS' COMMITTEE

         On June 6, 2003, the Office of the United States Trustee appointed the Creditors' Committee to represent the interests of the unsecured creditors of the Debtors. On June 24, 2003, the United States Trustee filed notice of a reconstituted Creditors' Committee. Since its formation, the Debtors have consulted with the Creditors' Committee concerning various aspects of the Bankruptcy Cases. The Debtors have kept the Creditors' Committee informed about their operations and sought the concurrence of the Creditors' Committee for actions and transactions taken outside of the ordinary course of the Debtors' businesses. The Creditors' Committee supports the Plan.

         The members of, and the attorneys and advisors retained by, the Creditors' Committee are as follows:

MEMBERS OF THE CREDITORS' COMMITTEE

Safway Steel Scaffolds Co. of Pittsburgh       Tidal Tank, L.L.C.
Attn: Richard M. Ogle                          Attn: Chris Swinbank
501 Robb Street                                P.O. Box 1321
McKees Rocks, Pennsylvania 15136               Baytown, Texas 77522
Tel: 412-771-3379                              Tel: 281-428-7290
Fax: 412-771-3889                              Fax: 281-428-8588

Homrich, Inc.                                  Systech Environmental Corporation
Attn: Roger I. Homrich                         Attn: Stephen C. Zimmer
200 Matlin Road                                3085 Woodman Drive
Carleton, Michigan 48117                       Suite 300
Tel: 734-654-9800                              Dayton, Ohio 45420
Fax: 734-654-3116                              Tel: 937-643-1240
                                               Fax: 937-643-9523

General Motors Corporation
Attn: Michael J. Morris
767 Fifth Avenue, 14th Floor
New York, New York 10153
Tel: 212-418-6290
Fax: 212-418-3623

COUNSEL TO THE CREDITORS' COMMITTEE

Jeffrey E. Spiers, Esq.
Andrews & Kurth LLP
600 Travis Street
Suite 4200
Houston, Texas 77002
Tel: 713-220-4200
Fax: 713-220-4285

FINANCIAL ADVISOR TO CREDITORS' COMMITTEE

Brent Williams
Chanin Capital Partners
330 Madison Avenue
11th Floor
New York,
NY 10017
Tel: 212-758-2629
Fax: 212-758-2628

E.       VENDOR RELATIONS

         Since the Petition Date, the Debtors have attempted to maintain and improve their relationships with vendors to ensure an uninterrupted supply of goods and services for their various operations. While certain resolutions were possible through informal discussions with vendors, the Debtors have also filed motions for authority to pay certain categories of critical vendors.

         On June 9, 2003, the Debtors received Court approval to pay up to $3.5 million, in their sole discretion, of the valid undisputed prepetition claims of those critical vendors (a) whose claims fall principally in the categories of:
(i) subcontractors with lien rights, (ii) corporate systems support, (iii) critical spare parts, (iv) hazardous or special waste disposal, (v) scrap metal providers, (vi) transportation, or (vii) limited source vendors of key supply or services, or (b) pursuant to the Debtors' determination, are necessary and critical to the continued operation and viability of the Debtors' businesses. Such payments are contingent on the Debtors and critical vendors meeting certain requirements as specified by the Court's order dated June 9, 2003. As of October 10, 2003, less than $50,000 of these funds remain unspent.

         Subsequently, on June 16, 2003, the Debtors also obtained authority to make, in their sole discretion, certain setoff payments totaling approximately $5.7 million. Approximately $4.9 million of such setoffs have been effectuated to date.

         On July 28, 2003, the Debtors also received Court approval to pay up to $6.5 million of critical vendor claims relating to parties with lien rights against customers with accounts receivable owed to the Debtors. These payments are subject to procedures under which supporting documentation is circulated to key creditors for review and possible objection before they are paid. Approximately $1.6 million of these monies were paid as of October 10, 2003. Critical vendor payments totaling $3.8 million will be made on the Effective Date or earlier at the Plan Sponsor's election. If this Plan shall not be confirmed or become effective, the Debtors and the Committee have agreed to support credit being given vis-a-vis unsecured creditors for such $3.8 million in critical vendor payments in any future settlement or plan, in a manner acceptable to the Committee and the Plan Sponsor.

F.       REAL PROPERTY LEASES

         In connection with streamlining their businesses, the Debtors have rejected certain real property leases for office space and warehouses in various states. The statutory deadline for determining whether to assume or reject their real property leases was set to expire on August 1, 2003. On July 28, 2003, however, the Court extended the Debtors' time in which Debtors may assume or reject such leases to November 30, 2003, without prejudice to the right to seek a further extension of such period. To date, the Debtors have rejected twelve leases of nonresidential real property.

G.       EMPLOYEE MATTERS

         The Court has authorized the Debtors to implement certain retention and severance programs for its key employees. Under the Employee Retention Program as approved by the Court, the Debtors are permitted, among other things, to provide retention bonuses to certain key employees and establish a reduced severance program whereby terminated employees would receive a maximum of twelve weeks of severance.

H.       DIP FINANCING

         On August 4, 2003, the Court approved an amendment to the Senior Loan Facility establishing a $35 million DIP financing facility (the "DIP Financing Facility") provided by an affiliate of the Plan Sponsor (the "DIP Lender"). The DIP Financing Facility has a term through the earlier of (a) the effective date of the Plan or, in certain circumstances where there is a sale of assets, to a closing of the sale of those assets and (b) December 31, 2003.

         The definitive documents for the DIP Financing Facility contain usual and customary terms and provide that the DIP Advances (as defined therein) are to be subordinate only to all of the existing debt under the Senior Loan Facility (approximately $131 million) and other valid prepetition liens senior to the Senior Loan Facility except for those securing the PIK/Term Facility. The DIP Financing Facility is senior to the PIK/Term Facility.

I.       MARKETING EFFORTS

         In addition to the investment agreement described in Section V(C)(1) below, the Debtors and their financial advisor, Jefferies, had been in active negotiations and due diligence with potential bidders for the main businesses as well as rival plan sponsors to the current Plan Sponsor. This process began in June and Jefferies contacted over 190 potential strategic or financial sponsors.

         The deadline for submission of definitive and binding offers to purchase the assets was August 29, 2003. Two bids were submitted for the purchase of the assets of the Metal Services Group and one bid was submitted for the purchase of the assets of the Industrial Services Group (exclusive of the waste disposal business (the "Waste Business")). The three bids submitted contemplated sales of assets pursuant to Section 363 of the Bankruptcy Code ("Section 363 Sales"). No bid was submitted for the Waste Business. An auction was held on September 3 and 4, 2003 to consider such offers. At that auction, each of the bidders for the Section 363

Sales and the Plan Sponsor improved the terms of their offers. A meeting of the PSC board of directors was held on September 5, 2003 at which the board determined that the Plan Sponsor's bid would be selected as the Winning Acquiror (as defined in the bid procedures order). A hearing to consider that decision was held by the Court on September 8, 9, and 10, 2003, and an order was entered on September 12, 2003 authorizing the Debtors to proceed with the Investment Agreement by the Plan Sponsor at the auction. The Minority PIK/Term Lenders expressed at that hearing that they favored that the aggregate Section 363 bids be accepted based in part of their belief that such a transaction would generate more cash proceeds to them. The Court in its ruling did not preclude them from making such arguments at confirmation.

         Section 4.12 of the Investment Agreement contains a non-solicitation covenant.

J.        CLAIMS PROCESS AND BAR DATE

         1. Schedules of Assets and Liabilities and Statements of Financial Affairs

         On July 17, 2003, the Debtors filed their respective schedules of assets and liabilities and statements of financial affairs with the Court. Included with the statement of financial affairs are responses to question 17 on certain environmental liabilities. A listing of owned or leased properties including cross references to question 17 is included as part of Exhibit VII hereto.

         2. Bar Date Orders

         On July 28, 2003, the Court entered the Bar Date Order, which established September 23, 2003 at 4:30 PM Eastern Time as the date and time by which all creditors must file proofs of claim or be barred from asserting any Claim against the Debtors other than governmental units (the "Pre-Petition Bar Date Order"). The bar date for governmental units is December 1, 2003. The Debtors did not request a bar date for equity holders to file proofs of interest because they do not anticipate soliciting acceptance or rejections from equity security holders. In addition, the Pre-Petition Bar Date Order provides that, to the extent the Debtors reject an unexpired lease or executory contract, proofs of claim for any claims arising out of such rejection must be filed on or before the later of (i) the bar date or (ii) 30 days after entry of an order authorizing the rejection of such executory contract or unexpired lease, unless a different date for filing such a claim is specified in the applicable order.

         A bar date for asserting administrative expense claims accrued through September 30, 2003 has been approved and has been set as November 14, 2003.

         Individual notices of the bar dates were mailed to all scheduled creditors and notices were or are in the process of being published in various publications.

         The Debtors are filing their first set of claims objections during the week of October 20, 2003.

K.       THE JOINT PLAN OF REORGANIZATION

         1. Negotiations Concerning the Joint Plan of Reorganization

         On September 18, 2003, the Plan Proponents filed their proposed joint plan of reorganization (the "Plan"). The Plan is the product of vigorous negotiations and discussions among the Debtors, the Creditors' Committee, the Plan Sponsor and certain other creditor constituencies. These negotiations pertain to, among other matters, the classification and treatment of claims; the compromise and settlement of disputes regarding the nature and amount of certain claims; the form and amount of the distributions to be disbursed on account of allowed claims; and various other issues.

         2. The Exclusivity Period

         Pursuant to section 1121 of the Bankruptcy Code, (a) only the debtor may file a plan of reorganization during the 120-day period following the commencement of a Chapter 11 case (the "Exclusivity Period") and (b) if the debtor files a plan of reorganization during the Exclusivity Period, only the debtor may solicit acceptances of such plan of reorganization, and no other party may file a competing plan of reorganization, during the 180-day period following the commencement of a Chapter 11 case (the "Exclusive Solicitation Period"). On request of a party in interest, the Court, for cause shown, may extend, shorten or terminate the Exclusivity Period or the Exclusive Solicitation Period. Although the Creditors' Committee and the PIK/Term Lenders have moved to terminate the Exclusivity Period, those motions have been continued from time to time and have not yet been argued before the Court. The Exclusivity Period for filing a Plan in these Cases is currently set to expire on November 30, 2003. The Debtors have filed the Plan prior to the expiration of such Exclusivity Period and reserve their right to seek extensions thereof. The Debtors' exclusive period to solicit their Plan currently expires on November 30, 2003 and the Debtors reserve the right to seek extensions thereof.

L.       INVESTIGATION AND AVOIDANCE ACTIONS

         The Debtors are in the process of investigating various causes of action they may have under applicable state and federal law (including, without limitation, the Bankruptcy Code). The Debtors have investigated potential causes of action against the recipients of releases under the Plan and concluded that there are no viable causes of action against them. Under the proposed Plan, any potential avoidance action against a Class 4 creditor who continues to do business with Reorganized PSC on terms acceptable to Reorganized PSC is being released and the Plan Sponsor believes this is important to the value of the ongoing business and the terms Reorganized PSC will be able to obtain from such vendors. The Debtors do not believe there are other avoidance actions of any material value, but are still investigating the same as of the date hereof. All such remaining avoidance actions will be transferred to a liquidating trust, the trustee of which shall be acceptable to the Committee, on the Effective Date.

         The Committee has conducted an investigation of certain claims and causes of action and has advised the Debtors that the Committee believes certain actions exist. However, in light of the increased consideration being offered under the Plan, the Committee has agreed to support the releases of Cerberus, the Icahn Affiliates and the Directors and Officers if this Plan is confirmed:

         1. Committee's Alleged Claims

                  Before the filing of this Disclosure Statement, the Committee conducted an investigation of certain claims and causes of action that belong to the Debtors and the estates and possibly, certain creditors. Based on its investigation, the Committee believes it has viable claims identified below. As discussed below, the potential defendants and the Debtors vigorously deny the Committee's allegations. Among other alleged claims, the Committee asserts that claims exist arising from a transaction characterized as a loan of between $55 to $70 million by the Class 1B Lenders made to the Debtors approximately one year before the filing of these cases. The Committee believes that this transaction provides a basis for asserting causes of action, including, but not limited to, subordination, recharacterization, fraudulent conveyance and/or breaches of fiduciary duties (see discussion below). The potential defendants and the Debtors vigorously deny the Committee's allegations in this regard and will defend themselves to the fullest against any such claims and reserves all rights, remedies, defenses and potential claims or causes of action that may be asserted by such defendant against any appropriate party or their counsel. While difficult to value prior to the initiation of lawsuits and the taking of discovery, the Committee believes it is possible that if the litigation is successful in will result in the subordination, recharacterization or payment of damages of up to $70 million or more in alleged secured claims otherwise being paid in full under the Amended Plan. The Committee asserts that this value would be available for the benefit of the unsecured creditors. Due to intercreditor agreements, priorities, large deficiency claims or otherwise, the various PIK/Term Lenders (including Cerberus and Icahn Associates) assert that most or all of any such recovery would be payable to them, rather than to the other creditors.

         Because the Committee's investigation is ongoing, the alleged claims discussed below are not an exhaustive list of claims that may be attempted to be brought by the Committee, and the Committee may seek to sue individuals and/or entities discussed herein on other claims and/or theories not discussed in this Disclosure Statement. Under the proposed plan, claims against the individuals and entities discussed below will be released and it is not contemplated any such suits will be funded or pursued.

         The Committee believes that it has viable equitable subordination/recharacterization claims against Cerberus (as that term is defined in the Plan) arising from or related to conduct and/or transactions that allegedly occurred before and after the Debtors' petition date. The Committee also asserts it has viable breach of fiduciary duties claims and other tort claims against Cerberus for transactions and/or conduct that allegedly took place before and after the petition date. Finally, the Committee asserts it has viable claims arising from or related to Cerberus' alleged interference with the fiduciary duties of the Debtors' current and/or former officers and directors. The Committee alleges that the alleged conduct that provides the basis for these alleged claims took place both pre-petition and post-petition. The Committee asserts that Cerberus includes, but is not limited to, Ableco Finance, LLC, Madeleine Corp., Madeleine LLC, Cerberus International Ltd., Cerberus Partners, L.P., Styx Partners, L.P., Styx

International Ltd., The Long Horizon Funds, L.P., Long Horizons Overseas Fund L.P. and Stephen Feinberg.

         The Committee believes it has actions similar to those against Cerberus against the Icahn Affiliates. The Committee alleges that Icahn Affiliates includes, but are not limited to, American Real Estate Holdings Limited Partnership, High River Limited Partnership, Meadow Walk Limited Partnership, Barberry Corp., American Real Estate Holdings, American Real Estate Partners, L.P., American Property Investors, Beckton Corp., Thornwood Associates, Chelonian Subsidiary, LLC, Chelonian Corp. f/k/a Tortoise Investors Corp. f/k/a Tortus Investors Corp., Cyprus LLC, Ealing Corp., Tortoise Corp., Unicorn Associates Corporation, ACF Industries Holding Corp., Highcrest Investors Corp., Buffalo Investors Corp., Starfire Holding Corporation and Carl C. Icahn.

         The Committee believes that it has viable breach of fiduciary duty claims and/or other tort claims against the current or former Directors. Current directors are listed in Exhibit VII hereto. The Committee also asserts the Directors' pre-petition conduct may have violated certain corporate statutes.

         The Debtors and the potential defendants and certain other parties dispute many or all of these assertions and each such party reserves its respective rights, defenses, counterclaims as to the Committee's assertions against any appropriate party or its counsel. Without specifically listing each such dispute and right, the potential defendants state that they believe that all of the debt and liens which the Committee proposes to attack were either issued as part of the prior Delaware Bankruptcy Case or were within the $190 million of senior secured debt authorized as part of the exit loan facility from that case and that the Committee has no basis to collaterally attack debt authorized by another Bankruptcy Court. Further, the material terms of the loans, including the 2002 Tranche Sub B facility, were disclosed in Securities and Exchange Commission filings and publicly filed financial statements. The Debtors and directors assert that material pre-petition actions taken by them were proper and were properly disclosed in SEC filings and/or press releases.

         AS NOTED ABOVE, IF THE PLAN IS CONFIRMED, THE ALLEGED CAUSES OF ACTION AGAINST THE ICAHN AFFILIATES, CERBERUS, AND ALL DIRECTORS AND OFFICERS WILL BE RELEASED WITH THE COMMITTEE'S CONSENT AND CLAIMS HELD BY ICAHN AFFILIATES AND CERBERUS WILL BE ALLOWED. IF THE PLAN IS NOT CONFIRMED, NOTHING HEREIN OR IN THE PLAN SHALL PREJUDICE SUCH ALLEGED CLAIMS OR BE RAISED AS AN ESTOPPEL OR WAIVER AGAINST THE COMMITTEE OR ANY SUCCESSOR THERETO.

         2. Alleged Lien Deficiencies

         Based on the information provided to the Committee to date, the Committee asserts (i) that the Prepetition Senior Lenders and the PIK/Term Lenders do not have perfected security interests in certain of the Debtors' assets which are covered by a certificate of title (e.g. the majority of the Debtors' motor vehicles and other titled equipment); (ii) that the following Debtors, with what the Committee asserts to be significant assets, have not executed a security agreement in favor of the lenders: D&L, Inc., Serv-Tech EPC Subsidiary, Inc. and International

Catalyst, Inc., and (iii) that the lenders do not have perfected security interests in certain real estate. Based on the information provided to the Committee to date, the Committee believes the value of these unencumbered assets is several million dollars. The parties reserve their rights as to the exact extent and value of unencumbered assets and the Debtors believe such assets will be less than the projected borrowings under the DIP Financing Facility and will be encumbered by that facility. These disputes are resolved vis-a-vis the Committee by the proposed treatment of unsecured creditors under the Plan.

                                   V. THE PLAN

         THE FOLLOWING SUMMARY IS A GENERAL OVERVIEW ONLY, WHICH IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED DISCUSSIONS APPEARING ELSEWHERE IN THIS DISCLOSURE STATEMENT AND THE PLAN AND THE INVESTMENT AGREEMENT.

A.       CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

         The Plan treats Allowed Claims and Interests of the Debtors' Creditors and Interest holders as stated below.

         For purposes of the Plan, an Allowed Claim is a Claim against the applicable Debtor to the extent that such Claim is allowed under Code Section
502. Claims listed by any of the Debtors in their respective schedules and not designated as "contingent," "unliquidated," "disputed" or the subject of a pending unadjudicated proof of claim seeking an amount greater than the scheduled amount are Allowed Claims (although each of the Debtors reserves the right to amend its schedule). All other Claims are not Allowed Claims for purposes of distribution under the Plan until the Court enters a Final Order allowing such Claims and only to the extent allowed by such Final Order. Unless otherwise specified, the term "Allowed Claim" does not include (i) interest on the amount of such Claim accruing from and after the Petition Date, (ii) fees and costs incurred from and after the Petition Date, (iii) punitive or exemplary damages, or (iv) any fine, penalty or forfeiture. Each of the Debtors reserves the right to pursue and collect setoffs or counterclaims it may have against otherwise valid Claims.

         The Plan designates nine Classes of Claims (with certain Subclasses) and one Class of Interests (with certain Subclasses).

         1. Unclassified Claims - Administrative Expenses and Priority Tax
Claims

                  a.       Administrative Expenses

         Administrative Expenses are Claims against the applicable Debtor, as the case may be, constituting a cost or expense of administration of these Cases allowed under Bankruptcy Code Section 503(b), including any actual and necessary costs and expenses of preserving any of the estates of the applicable Debtor, any actual and necessary costs and expenses of operating the Debtors' businesses, any allowance of compensation and reimbursement of expenses of Professionals to the extent allowed by the Court and certain other amounts as set forth in the Plan. The

Bankruptcy Code does not require Administrative Expense Claims to be classified under a plan. It does, however, require that Allowed Administrative Expense Claims be paid in full in Cash in order for a plan to be confirmed, unless the holder of such Claim consents to different treatment.

         Pursuant to the Plan, each Allowed Administrative Expense Claim (including the DIP Financing Facility and cure costs on Assumed Contracts and Leases) will be paid in respect of such Claim in Cash, in full, on or promptly after the Effective Date, or, if such Claim has not been Allowed on or before the Effective Date, promptly after the Claim is Allowed by a Final Order, or as otherwise due by agreement of the parties; provided, however, that an Allowed Administrative Expense Claim may be satisfied on such other terms as may be agreed to by the holder of such Claim and the applicable Debtor, as the case may be. Certain administrative claims have been paid during the course of these Cases.

         Notwithstanding anything to the contrary, Administrative Expenses related to Debtors' ordinary course of business (including amounts owed to vendors and suppliers that have sold goods or furnished services to the Debtors after the commencement of these Cases) will continue to be paid by the Debtors during the Cases in accordance with the terms and conditions of the particular transactions and any agreement or Court order relating thereto.

         Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors shall be paid in accordance with the agreed terms between the parties. On the Effective Date, all of the obligations of the Debtors to the Postpetition Senior Lenders under or in respect of the DIP Financing Facility and the DIP Financing Order shall be Indefeasibly Satisfied (as defined in the DIP Financing Order) in full and the commitments under the DIP Financing Facility shall be terminated. As part of that process, a winddown budget for the estates and the Committee will need to be funded or otherwise provided for in a manner and amount acceptable to the Plan Sponsor in its reasonable discretion. Concurrently with, and as a condition precedent to, the repayment of all of the obligations of the Debtors to the Postpetition Senior Lenders under or in respect of the DIP Financing Facility and the DIP Financing Order, the Debtors will satisfy all obligations to holders of Subclass 1A and Subclass 1B Claims as provided in Section 5.1 of the Plan, except as to the remaining $3 million note set forth in Section 5.1.1 of the Plan.

         The Plan provides for an administrative bar date for claims against Debtors not covered by previous bar dates that falls 30 days after the Effective Date of the Plan. The Debtors have also obtained a bar date of November 14, 2003 for most administrative expense claims incurred through September 30, 2003. All unpaid Administrative Expense Claims arising on or before the Effective Date shall be filed with the Court and served on Debtors' counsel in accordance with the Plan or any other applicable order of the Court or be forever barred. There is a separate procedure for Professional fee and expense applications and post-petition extensions of trade credit for goods and services.

         Excluding projected borrowings under the DIP Financing Facility, the Debtors project that as of December 15, 2003 the aggregate amount of Administrative Expense Claims (including cure costs) will be approximately $12.2 million. The Debtors project that borrowings under the DIP Financing Facility as of that date will be in excess of $17 million.

                  b.       Priority Tax Claims

         Priority Tax Claims are Claims asserted by governmental units entitled to priority under Bankruptcy Code Section 507(a)(8). The Bankruptcy Code does not require Priority Tax Claims to be classified under a plan, but requires that such claims receive the treatment described below unless the holder of such Claim consents to different treatment.

         Any holder of an Allowed Priority Tax Claim shall receive at the Debtors' option (and with the consent of the Plan Sponsor) (i) the amount of the Allowed Priority Tax Claim in one Cash payment on or immediately after the Effective Date or (ii) the amount of the Allowed Priority Tax Claim, with interest at the intermediate term federal rate or such other rate to be determined by the Court at the hearing on Confirmation of the Plan, in equal annual Cash Payments on each anniversary of the Effective Date, until the last anniversary of the Effective Date that precedes the sixth anniversary date of the date of assessment of the Allowed Priority Tax Claim. A Priority Tax Claim that is a Contested Claim shall not receive any distribution on the Effective Date or thereafter unless and until such Claim becomes an Allowed Priority Tax Claim. Allowed Secured Claims for taxes will be satisfied first as non-classified Priority Tax Claims to the extent they qualify as Priority Tax Claims, but shall retain any collateral for such Claim until the Priority Tax Claim is paid in full. To the extent that some or all of an Allowed Secured Claim for taxes does not qualify as a Priority Tax Claim, but is a valid Allowed Secured Claim, it will be classified in Subclass 3A as a Secured Tax Claim. The Debtors project that the amount of such Claims will be approximately $2.4 million.

         2. Class 1 - Allowed Prepetition Senior Debt(3)

         Class 1 consists of Allowed Claims of the Prepetition Senior Lenders. There are two Subclasses of Class 1 Claims. The Plan generally calls for satisfaction in full (other than with respect to the Remaining Subclass 1A Note) of the Prepetition Senior Debt and thereafter, the Prepetition Senior Lenders shall have no further obligations to the Debtors' estates under the DIP Financing Facility, the DIP Financing Order or any other cash collateral and financing orders or otherwise (including to provide funds to the Debtors' estates). All such payments to the Prepetition Senior Lenders shall be final and irrevocable on the Effective Date. None of the Prepetition Senior Lenders or any collateral securing the Prepetition Senior Debt shall be charged for any costs or expenses in connection with the sale, transfer or other disposition of the Excluded Assets. None of the Pre-Petition Lenders or any collateral securing any of the Pre-petition Senior Debt shall be charged for any costs or expenses under
Section 506(c) to the extent provided for in the cash collateral related portions of the DIP Financing Order.

         a. SUBCLASS 1A - ALLOWED TRANCHE A CLAIMS. Subclass 1A consists of Tranche A (as defined in the Prepetition Senior Loan Agreement) Claims. Subclass 1A will be paid in full in Cash on the Effective Date (but in no event later than December 31, 2003 unless extended with the written consent of Foothill and the Required Lenders) or, with respect to letter of credit obligations, will be provided cash collateral equal to 105% of the aggregate face amounts of

------------------
(3) Any terms used in subparagraphs 2.a and 2.b. below regarding Subclass 1A and Subclass 1B that are not otherwise defined herein shall have the meaning given to them in the Prepetition Senior Documents (as defined in the Plan).

such letters of credit, and/or replacement or back-up letters of credit from a domestic, national bank with a rating at or above A- from Standard and Poors, at 100% of the aggregate face amount of such letters of credit and otherwise in form and substance reasonably acceptable to Foothill; provided, however, that $3 million of such Subclass 1A Claims shall be allowed as of the Effective Date but shall be paid in 12 equal monthly installments after the Effective Date and shall be evidenced by the Remaining Subclass 1A Note.

         Compound interest shall be paid in Cash on the Remaining Subclass 1A Note at the rate of 6% per annum and payment-in-kind interest shall accrue at the rate of 4% per annum on the last Business Day of each month until the principal amount is satisfied in full. The payment-in-kind interest shall be paid on the first anniversary of the Effective Date, may be pre-paid in whole or in part at any time before then in Cash at the sole option of Reorganized PSC, and shall be waived if the Remaining Subclass 1A Note is prepaid in full by the earlier to occur of the 90th day after the Effective Date or March 15, 2004. The principal on the Remaining Subclass 1A Note may be prepaid in whole but not in part. Such treatment shall not be deemed a reduction of Tranche A Letter of Credit Usage and such Obligations shall not be discharged or otherwise affected by the Plan, provided that only the portion of the remaining Obligations (as defined under the Prepetition Senior Documents) that consists of the Obligations under the Remaining Subclass 1A Note, the Letter of Credit fees and indemnification obligations in respect of Tranche A Letters of Credit shall remain secured by Reorganized PSC under the Prepetition Senior Documents with the same priority and rights of the Tranche A Obligations under the Prepetition Senior Debt and shall be entitled to the benefits of intercreditor agreements binding the New PIK/Term Notes on terms and conditions reasonably acceptable to Foothill. At the election of the Plan Sponsor, the whole Remaining Subclass 1A Note may be allocated to the portion of the Subclass 1A Claims held by Foothill and its Affiliates and in such event, the remainder of Subclass 1A shall be deemed Unimpaired for purposes of this Plan. All holders of Subclass 1A notes shall receive a solicitation package and a ballot and in the event of the allocation of the Remaining Subclass 1A Note, all parties reserve their rights as to whether non-Foothill votes count in such scenario. The Debtors believe that an additional $3 million of debt capacity will benefit Reorganized PSC as it emerges from these cases.

                  There are currently approximately $65 million of secured claims in Subclass 1A. Subclass 1A is Impaired, and thus the holders of such Claims are entitled to vote on the Plan. As part of the Plan, such Claims are being Allowed.

         b. SUBCLASS 1B - ALLOWED TRANCHE B CLAIMS. Subclass 1B consists of Tranches B Prime and Sub-B (each as defined in the Prepetition Senior Loan Agreement) Claims. All funded obligations under Subclass 1B shall be paid in full in Cash on the Effective Date and with respect to letter of credit obligations, will be provided cash collateral equal to 105% of the aggregate face amounts of such letters of credit, and/or replacement or back-up letters of credit from a domestic, national bank with a rating at or above A- from Standard and Poors, at 100% of the aggregate face amount of such letters of credit and otherwise in form and substance reasonably acceptable to Foothill. Such treatment shall not be deemed a reduction of Tranche Sub-B Letter of Credit Usage and such Obligations shall not be discharged or otherwise affected by the Plan, provided that only the portion of the remaining Obligations (as defined under the Prepetition Senior Documents) that consists of Letter of Credit fees and indemnification obligations in respect of Tranche Sub-B Letters of Credit shall remain secured by Reorganized PSC under the Prepetition Senior Documents with the same priority and rights of the Tranche Sub-B Obligations under the Prepetition Senior Debt and shall be entitled to the benefits of intercreditor agreements binding the New PIK/Term Notes on terms and conditions reasonably acceptable to Foothill.

                  There are approximately $63 million of secured claims in Subclass 1B. Subclass 1B is Unimpaired, and thus the holders of such Claims are conclusively presumed pursuant to Code Section 1126(f) to have accepted the Plan.

         3. Class 2 - Allowed PIK/Term Debt

         Class 2 consists of all Allowed Claims of the PIK/Term Lenders, including both Secured Claims (Subclass 2A) and Claims for a Deficiency Amount (Subclass 2B). The treatment for both Subclass 2A and Subclass 2B is a combined treatment under the Plan. Each of the PIK/Term Lenders, as the consolidated treatment of its Subclass 2A and Subclass 2B Claims, may, as to its portion of the PIK/Term Debt, elect, on or before the Ballot Date, to receive: (a) a pro rata share of the New PIK/Term Shares, representing in the aggregate 75% of the outstanding shares of New Common Stock of Reorganized Parent as of the Effective Date (exclusive of shares of New Common Stock that may be issued pursuant to the Management Incentive Plan); (b) a Pro Rata share of the New PIK/Term Note(s) or
(c) a combination of New PIK Term Shares and New PIK/Term Notes based upon the portion of the PIK/Term Debt elected by the PIK/Term Lender to be converted into each.

         Notwithstanding the foregoing, if one or more PIK/Term Lenders elects to receive New PIK/Term Shares in exchange for PIK/Term Debt that does not constitute "qualified indebtedness" within the meaning of Section 382(l)(5) of the Internal Revenue Code of 1986, as amended ("Tax Code") as determined by PSC based on its available information ("Elected Nonqualified PIK/Term Debt"), and the issuance of the New PIK/Term Shares to the PIK/Term Lenders would fail to qualify under Section 382(l)(5) of the Tax Code taking into account all transactions under the Plan, each such PIK/Term Lender shall be required to exchange all or a portion of such Elected Nonqualified PIK/Term Debt for a Pro Rata share of the New PIK/Term Note(s) in an amount equal to the product of (i) the aggregate amount of such Elected Nonqualified PIK/Term Debt that must be exchanged for New PIK/Term Notes(s) in order for the issuance of New PIK/Term Shares to PIK/Term Lenders to qualify under Section 382(l)(5) of the Tax Code as determined by PSC times (ii) the proportion of Elected Nonqualified PIK/Term Debt held by each such Lender bears to the aggregate amount of the Elected Nonqualified PIK/Term Debt held by all PIK/Term Lenders. The Plan Sponsor shall provide such information as to it and its Affiliates and assistance to PSC as is necessary to determine the amount of Elected Nonqualified PIK/Term Debt. Qualified PIK/Term Lenders shall have the additional right to purchase up to their Pro Rata share of the New Investment Units as more fully set forth in
Article 9 of the Plan.

         Each of the PIK/Term Lenders shall receive its Pro Rata share of the PIK/Term Special Cash Distribution, which is $10.7 million in cash. Each of the PIK/Term Lenders shall receive its Pro Rata share of the net recoveries from the Alstom Litigation as specifically set forth in the

Investment Agreement. The Alstom Litigation relates to amounts in excess of $40 million which the Debtors assert are owed to them by Alstom in connection with a project the Debtors were performing for Alstom. Alstom disputes that such amounts are owed and in fact, alleges that it is a net creditor of the Philip Services Corporation and RMF Industrial estates, which the Debtors dispute. The Debtors are filing objections to Alstom's proofs of claim.

         The New PIK/Term Shares shall be allocated Pro Rata among the PIK/Term Claims which a PIK/Term Lender elected to designate to participate in the PIK/Term Share distribution, based upon the proportion of the principal amount of the PIK/Term Claims designated by each such PIK/Term Lender to the total principal amounts of the PIK/Term Claims designated by all such PIK/Term Lenders who make such election. The Plan Sponsor does not propose to offer any special minority shareholder rights or protections to holders of New PIK/Term Shares, if any, but reserves the right to do so at confirmation if the Plan Sponsor determines to do so in its sole discretion.

         Each PIK/Term Lender that does not elect to receive the New PIK/Term Shares shall receive a Pro Rata share of the New PIK/Term Notes in proportion to the principal amount of the PIK/Term Claims held by each such non-electing PIK/Term Lender to the aggregate principal amount of the PIK/Term Claims held by all of the PIK/Term Lenders. Any PIK/Term Claims that are not designated to participate in the New PIK/Term Share distribution by an Electing PIK/Term Lender shall be treated as held by a non-electing PIK/Term Lender. The principal amount of the New PIK/Term Notes to be issued to a non-electing PIK/Term Lender shall be determined by multiplying $30 million by a quotient equal to the prepetition amount of the PIK/Term Claim held by such non-electing PIK/Term Lender divided by the total amount of principal due under all of the PIK/Term Claims, such that, if the holders of only 10% of the PIK/Term Claims elect to receive the New PIK/Term Notes, only $3.0 million of such notes will be issued.

         In addition to the distributions above, holders of Subclass 2B Claims shall be entitled to receive from the Liquidating Trust, after fees (including contingency fees) and costs of the Liquidating Trust, (i) their Pro Rata share based on total Claim amounts along with Classes 4 of any other Avoidance Action Recoveries in an estate other than the Parent's estate and (ii) shall be entitled to receive their Pro Rata share based on total Claim amounts with Class 8 if there are any other Avoidance Action Recoveries in the Parent estate. The Debtors do not expect there will be any material Avoidance Action Recoveries.

         A minority group of PIK/Term Lenders has asserted that Class 2 has the right to make an election for treatment provided under Section 1111(b) of the Bankruptcy Code. Given that the group making this assertion is in the minority of Class 2 by claim dollar amount, the Debtors and the Plan Sponsor disagree. Even if it is permissible to make such an election, the Debtors and the Plan Sponsor still believe the Plan is confirmable and if the Court finds that an
Section 1111(b) election may be made as to some or all of the PIK/Term Debt, then the Debtors and Plan Sponsor reserve the option, but are not required to, confirm the plan with an adjustment of the New PIK/Term Note terms consistent with such finding. The Court has ruled that any such election, if permissible, shall be made by a pleading filed with the Bankruptcy Court by the Voting Deadline and has made no determination of whether such an election can be validly made or how the electing class will be counted.

         There are approximately $310 million of Claims in Class 2. The Secured Claim value would constitute the Class 2A Claim amount and at its mid-point, is estimated by the Debtors to be approximately $30 million. The residual of the Class 2 Claim would constitute the Class 2B unsecured deficiency claim. A going concern valuation of the collateral is attached as Exhibit VI hereto.

         None of the PIK/Term Lenders or any collateral securing any of the PIK/Term Debt shall be charged for any costs or expenses under Section 506(c) to the extent provided for in the cash collateral related portions of the DIP Financing Order.

         Class 2 is Impaired and thus the holders of such Claims are entitled to vote on the Plan.

         4. Class 3 - Allowed Miscellaneous Secured Claims

         Class 3 consists of the following Allowed Miscellaneous Secured Claims. Class 3 is Impaired and thus the holders of such Claims are entitled to vote on the Plan. Each such Claim shall be its own Subclass. The known Subclasses are as follows:

         a. SUBCLASS 3A - SECURED TAX CLAIMS. To the extent that Secured Tax Claims are also Priority Tax Claims, they shall be paid as Priority Tax Claims but shall retain their collateral in its existing priority until paid in full. To the extent a Secured Tax Claim is not a Priority Tax Claim, it shall be paid in full on the later of the Effective Date or when Allowed unless the applicable Debtor elects to propose to pay that Claim over time on a secured basis pursuant to a separate motion filed with the Court.

                  At the applicable Debtor's option (and with the consent of the Plan Sponsor), a Secured Tax Claim holder will either (i) receive a payment equal to 100% of its Allowed Secured Claim in Subclass 3A, on or immediately after the Effective Date, with interest as may be permitted by applicable bankruptcy and non-bankruptcy law, in which case the applicable Debtor shall receive the collateral securing the Claim free and clear of any Liens thereon or Claims, or (ii) have its collateral returned to it. The Debtors reserve their respective rights to seek approval of any settlement with any holder of a Secured Tax Claim prior to Confirmation of the Plan.

         b. OTHER SECURED CLAIMS. Other miscellaneous Secured Claims against Debtors may exist, and, if so, each will be its own Subclass of Class 3 to the extent not previously paid pursuant to any Final Order of this Court.

                  At the applicable Debtor's option (and with the consent of the Plan Sponsor), on the later of (i) the Effective Date or (ii) the date its Contested Claim is Allowed as a Secured Claim by a Final Order, a holder of a Secured Claim in a Subclass of an Allowed Secured Claim not treated under Class 3A will either (i) receive the indubitable equivalent of its collateral or (ii) have its collateral returned to it. Any Deficiency Amount in respect of a Subclass of an Allowed Secured Claim will be treated as part of Class 4 below. The election on which treatment option the applicable Debtor will use to treat the Miscellaneous Secured Claim will be made by the later of (i) the Effective Date or (ii) when the Claim is Allowed as a Secured Claim by a Final Order. The Allowed Secured Claim may include such interest, attorneys' fees and other charges as may be permitted under Section 506 of the Bankruptcy Code and other applicable law.

         5. Class 4 - Allowed General Unsecured Claims

         Class 4 consists of all unsecured, non-priority claims (including Deficiency Amounts other than any Deficiency Amount of the PIK/Term Lenders and Convenience Class Claims) against any of the Debtors (other than the Parent estate, which are treated as Class 7 below). Holders of Class 4 Claims will be paid a Pro Rata share of a payment of $3.6 million in Cash from the Special Unsecured Distribution Fund to be paid on the Effective Date subject to the Plan being confirmed in its current form (unless changes are consented to by the Plan Sponsor in its sole discretion). In calculating the Pro Rata share, the obligations to unsecured creditors of the Canadian Subsidiaries shall be included in the calculation.

         In addition to the distributions above, holders of Class 4 Claims shall be entitled to receive from the Liquidating Trust, after fees (including contingency fees) and costs of the Liquidating Trust, their Pro Rata share based on total Claim amounts along with Class 2B of any Avoidance Action Recoveries in an estate other than the Parent's estate. The Debtors do not expect there will be any material Avoidance Action Recoveries.

         It is estimated that there are in excess of $90 million of such claims which will ultimately be allowed. Debtors expect asserted claims will be higher and will need to be addressed through claims processing and Allowed Claims could be materially higher than $90 million. In addition, there are expected to be approximately $10 to $20 million (US) of unsecured creditors of the Canadian Subsidiaries who would participate in any Special Unsecured Distribution Fund. Given that the consideration in the Investment Agreement is to acquire both US and Canadian operations, the Debtors believe that these funds are on account of all such assets and are appropriately shared in by unsecured creditors of the Canadian Subsidiaries. It is also believed that in order to implement the Canadian portion of the transactions (which are a condition to the closing of the US transactions), the Canadian court will require that Canadian creditors be treated comparable to US creditors. All of the Canadian Subsidiaries are co-guarantors under the Class 1 and Class 2 debt facilities.

         The $200,000 allocated to Class 6 shall not reduce the amounts available to Class 4 creditors.

         Class 4 is Impaired and thus the holders of such Claims are entitled to vote on the Plan.

         6. Class 5 - Allowed Insured Claims

         Class 5 consists of all Insured Claims against any of the Debtors. Class 5 Claims shall be paid first from available insurance proceeds and any unpaid amounts thereafter will be treated as part of Class 4. The Debtors believe it is appropriate that such creditors be paid from insurance where available to maximize the distribution available for other unsecured creditors and to share pro rata as to any unpaid amounts along with Class 4 as to the Special Unsecured Distribution Fund and along with Subclass 2B and Class 4 as to any Avoidance Action Recoveries.

         The Debtors' current estimate for insured claims is approximately $46 million. The Debtors believe that most of these Claims will be paid from proceeds of insurance and note that many of the insurers hold letters of credit issued by Foothill as part of its Class 1 Claims.

         Class 5 is Impaired and thus the holders of such Claims are entitled to vote on the Plan.

         7. Class 6 - Allowed Convenience Class Claims

         Class 6 consists of all Convenience Class Claims against any of the Debtors other than Parent. Class 6 Claims shall be paid their Pro Rata share with other Class 6 creditors from a pool of $200,000 (an estimated distribution of approximately 3 to 6 percent of the amount of each Allowed Unsecured Class 6 Claim) promptly after the later of (i) the Effective Date or (ii) their Claim becoming Allowed in a Final Order. Convenience class creditors are aggregated by creditor and must either (i) be under $3,000 on the aggregate or (ii) voluntarily reduced to $3,000. Class 6 will not participate in any Avoidance Action Recoveries.

         Class 6 Claims are believed to be under 8,500 in number and less than $6 million in aggregate amount, although analysis of such claims is still ongoing. This classification allows the Debtors the ease of making one distribution to such creditors without such creditors being subject to the Contested Claims Reserve. Unlike Class 2B and Class 4 creditors, however, Class 6 Claims will not participate in any Avoidance Action Recoveries, if any, which would be generated over time.

         Class 6 is Impaired and thus the holders of such Claims are entitled to vote on the Plan.

         8. Class 7 - Allowed Non-Tax Priority Claims. Class 7 consists of certain unpaid priority employee or other non-tax priority claims. Class 7 Claims will be paid in full on the later of (i) on or promptly after the Effective Date or (ii) after any such Claims become Allowed in a Final Order.

         Class 7 Claims are believed to be under $100,000 in the aggregate.

         Class 7 is unimpaired and holders of such Claims are not entitled to vote on the Plan.

         9. Class 8 - Allowed Parent Unsecured Claims

         Class 8 consists of the Claims of the holders of unsecured subordinate 3% Notes and 6% Notes issued by the Parent and all other Unsecured Claims against Parent. Class 7 Claims will receive from the Liquidating Trust after fees (including contingency fees) and costs of the Liquidating Trust, their Pro Rata share based on total Claim amounts along with Classes 2B of any Avoidance Action Recoveries in the Parent's estate. The Debtors do not expect there will be any material Avoidance Action Recoveries.

         Class 8 Claims are expected to exceed $75 million.

         Class 8 is Impaired and thus the holders of such Claims are entitled to vote on the Plan

         10. Class 9 - Allowed Penalty Claims

         Class 9 consists of any Claims for penalties or similar amounts except to the extent that the Court determines that subordination and separate classification of the applicable penalty Claim is not appropriate, in which case such Claim shall be treated as determined by the Court. Class 9 Claims will receive nothing under the Plan.

         Class 9 is Impaired, but since they are receiving nothing under the Plan, the holders of such Claims are deemed to reject the Plan and will not be solicited.

         11. Class 10 - Allowed Interests

         Class 10 consists of Allowed Interests in the applicable estate, which are impaired and will not receive anything on account of such Interests under the Plan and thus are deemed to reject the Plan. Each such Allowed Interest shall be its own Subclass. The known Subclasses are as follows:

         a. SUBCLASS 10A - ALLOWED INTERESTS IN PARENT. Subclass 10A consists of Allowed Interests in the Parent. There will be no distribution to Subclass 10A and such interests shall be deemed extinguished on the Effective Date. As of August 18, 2003, there were 27,909,342 outstanding common shares in the Parent. Such shareholders are being sent a notice of their impaired treatment, but are not entitled to vote on the Plan.

         b. OTHER SUBCLASSES - ALLOWED INTERESTS IN DEBTORS OTHER THAN PARENT. The equity interests in each of the Debtors other than the Parent shall be an additional Subclass. There also will be no distribution to Subclass of Interests in Debtors other than Parent; provided, however, that Reorganized PSC may preserve, restructure or merge any such subsidiary Debtor(s) for the post Effective Date period if it elects to do so and their shares or other equity interests held by Parent, any other Debtor or Reorganized PSC shall be preserved and considered to be outstanding and existing for all purposes other than distributions under the Plan.

B.       CONTESTED CLAIMS AND INTERESTS

         No distribution shall be made with respect to any Contested Claim or Interest, even if a portion of the Claim or Interest is not disputed, until the entire Claim or Interest within the applicable Plan Class is resolved by a Final Order, unless a creditor obtains an order of the Court to the contrary. For Claims allowed under the Plan, the Confirmation Order shall be deemed to be the order resolving such Claim. The Debtors believe this is legally permitted and will lead to more efficient distributions and claims processing. At such time as a Contested Claim or Interest becomes an Allowed Claim or Interest, the holder of such Allowed Claim or Interest shall receive the Cash and/or other distributions to which such holder is then entitled to under the Plan, but in no event prior to the later of (i) the Effective Date, (ii) the date that an order regarding such Claim becomes a Final Order or (iii) the end of the quarter in which assets become available for distribution to such Claim or Interest under the Plan. The Confirmation

Order will contain a mechanism to reserve or otherwise provide for any Contested Claims as of the Confirmation Hearing Date, which mechanism is expected to provide that funds shall be reserved based on the full amount of asserted Contested Claim compared to Allowed Claims unless the Bankruptcy Court, upon notice and a hearing to holders of Contested Claims, determines that a lesser reserve is appropriate.

C.       MEANS FOR IMPLEMENTATION OF THE PLAN

         1. Investment Agreement

         The Debtors shall close the transactions as contemplated in the Investment Agreement. A copy of the Investment Agreement as amended to date is attached as Exhibit 1 to the Plan. Parties wishing to review copies of the portions of the Investment Agreement and related documents as currently in effect which are necessary to understand the Investment Agreement may obtain a copy of the same by written request to pthompson@sonnenschein.com (which request will be responded to within 3 Business Days) or by visiting the Debtors' website
- www.contactpsc.com. Certain of the schedules have been redacted or withheld due to their sensitive nature and shall not be available unless (i) the party has a reasonable need to see the information and a confidentiality arrangement agreeable to the Debtors and the Plan Sponsor can be entered into and (ii) the Court orders otherwise after notice and a hearing.

          The Debtors intend to propose that the Confirmation Order contain a finding that the Plan Sponsor is a good faith acquirer who is taking free and clear of Claims, Interests, and Liens, including, without limitation, successor liability claims. The Plan Sponsor has proposed to donate the Special Unsecured Distribution Fund (to be reduced dollar-for-dollar to account for the pro rata share of such amount paid to the unsecured creditors of the Canadian Subsidiaries if the Canadian proceedings are approved) in Cash as a gift and settlement in favor of certain unsecured creditors. It will be payable from a portion of the distributions which otherwise would be made to the Plan Sponsor and its affiliates on account of their Class 1B and Class 2 Claims. The Debtors and the Plan Sponsor intend that the transactions contemplated by the Investment Agreement, assuming an ownership change of the Company, qualifies under Section 382(l)(5) of the Code.

         Pursuant to the terms and subject to the conditions of the Investment Agreement, the Plan Sponsor has agreed to provide $170 million to Reorganized PSC subject to and upon confirmation of the Plan. The Investment (as defined in the Investment Agreement) will consist of $20 million in cash for 20% of the New Common Stock issued and outstanding as of the Effective Date (calculated exclusive of shares issued or issuable under the Management Incentive Plan) and $150 million in the form of the New Exit Financing Facility. As a commitment fee for providing the New Exit Financing Facility, the Plan Sponsor will receive an additional 5% of the New Common Stock issued and outstanding as of the Effective Date (calculated exclusive of shares issued or issuable under the Management Incentive Plan). As noted elsewhere in this Disclosure Statement, each of the PIK/Term Lenders may elect, as to its portion of the PIK/Term Debt, to receive either (a) a pro rata share of the New PIK/Term Shares, representing in the aggregate 75% of the outstanding shares of New Common Stock of Reorganized Parent as of the Effective Date (exclusive of shares of New Common Stock that may be issued pursuant to the Management Incentive Plan); (b) a Pro Rata share of the New PIK/Term Note(s) or (c) a combination of New PIK Term Shares and New PIK/Term Notes based upon the portion of the PIK/Term Debt elected by the PIK/Term Lender to be converted into each. All Qualified PIK/Term Lenders will also have the right to purchase their Pro Rata share of the New Investment Units described under "The Reorganized PSC Offering" in Subsection D below.

         The New Exit Financing Facility will include a letter of credit facility bearing interest at 1.75%. The balance of the New Exit Financing Facility will be a seven-year term loan bearing interest at a fixed rate equal to the applicable federal rate (currently 3.1%) in effect on the date of Closing. The New Exit Financing Facility will be secured by a first lien on the assets of Reorganized PSC and will contain such other terms and conditions, including representations, warranties and covenants, as are customary in transactions of this nature and reasonably acceptable to the Plan Sponsor and the Debtors.

         The Investment Agreement contains representations and warranties about the Debtors and their assets and business, including with respect to environmental, ERISA, tax, labor and employment, intellectual property, real estate and contractual matters, third party consents, licenses and permits and compliance with law. In addition, the Investment Agreement contains covenants and agreements regarding the operation of the business of the Debtors up to and including the Closing Date, the terms of the Plan (including releases of the Plan Sponsor and its affiliates, acceptance and rejection of executory contracts, matters relating to collective bargaining agreements, the terms of a restructuring of the business operations of the Debtors' Canadian Subsidiaries and matters relating to the non-solicitation of competing bid proposals) and other terms and conditions customary in transactions of this nature.

         Following August 25, 2003, the Plan Sponsor's obligation to consummate the transactions contemplated by the Investment Agreement are subject to the satisfaction or waiver of customary closing conditions, including, in each case to the extent specified in the Investment Agreement:

         *        accuracy of the representations and warranties of the Debtors,

         *        compliance with covenants,

         *        receipt of required consents and governmental approvals,

         *        absence of legal proceedings affecting the transaction,

         *        rejection of specified contracts,

         *        absence of strikes or work stoppages,

         * limitation of losses associated with accepted contracts, pension withdrawal liabilities and environmental liabilities and other exit costs,

         *        confirmation of the Plan,

         * the absence of any Material Adverse Effect (as that term is defined in the Investment Agreement) prior to the Closing Date, and

         *        consummation of the Canadian restructuring.

         The Investment Agreement (Section 5.1(k)) also requires as a condition to closing that Reorganized PSC exclude at least $30 million of environmental liabilities in the United States through abandonment, lease rejection, sale and/or otherwise through the equivalent of claims bar/discharge. The claims bar/discharge may include liabilities related to either sites no longer owned or leased by any PSC Debtor, third party sites which a PSC Debtor never owned, or other liabilities. In addition, the owned properties that the Debtors currently expect they will abandon are the following:

 CITY               STATE                    ADDRESS                     LEGAL ENTITY OWNER
-------------------------------------------------------------------------------------------
Detroit           Michigan             12383/12431 Schaefer              Cyanokem, Inc.
                                       Highway (48227)
-------------------------------------------------------------------------------------------
Buffalo           New York             Tifft Street
-------------------------------------------------------------------------------------------
Rock Hill         South Carolina       2324 Vernsdale Road (29731)       Thermalkem Inc.

         The following properties include those that the Debtors currently intend to sell, or will otherwise not be part of Reorganized PSC:

   CITY                STATE                     ADDRESS                 LEGAL ENTITY OWNER
----------------------------------------------------------------------------------------------
Birmingham            Alabama          3333, 3353, 3253 and 3271 27th    Philip Metals, Inc.
                                       Avenue (35207)
----------------------------------------------------------------------------------------------
Clayton               New Jersey       P.O. Box 275, 582, 583, 584       Republic
                                       Cenco Boulevard                   Environmental Systems
                                                                         (New Jersey), Inc.
----------------------------------------------------------------------------------------------
Canton                Ohio             1800 Allen Ave. S.E. (44707)      Philip Metals, Inc.
----------------------------------------------------------------------------------------------
Dayton                Ohio             2017 Valley Street (45404)        PSC Industrial
                                                                         Outsourcing, Inc.
----------------------------------------------------------------------------------------------
Warren                Ohio             1328 North River Road (44483)     Luntz Acquisition
                                                                         (DE) Corp.
----------------------------------------------------------------------------------------------
Knoxville             Tennessee        Lots 1 and 4 Central Park         Philip Metals, Inc.
                                       Subdivision

----------------------------------------------------------------------------------------------
Angleton              Texas            1024 S. Front Street (77516)      Allwaste Tank
                                                                         Cleaning, Inc.
----------------------------------------------------------------------------------------------
Millwood              West Virginia    Route 2 South; Box 249 Jackson    Philip Metals, Inc.
                                       County Industrial Center (25262)

         The Debtors assert that these properties are not an imminent danger to public health and safety and are properly abandonable. Applicable environmental regulators or other parties with standing reserve their right to argue otherwise at any abandonment hearing.

         The Investment Agreement also provides that the Plan Sponsor may elect to designate certain collective bargaining agreements or pension plans to be rejected. No determination has been made at this time regarding whether to seek such rejection. The Pension Benefit Guaranty Corporation has advised the Debtors that its position is that pension plans cannot be rejected if the Debtors and the Plan Sponsor ultimately determine to seek rejection as to one or more of the pension plans. The Debtors and Plan Sponsor reserve all of their rights as to such position. The Debtors pension plans are:

         Benefit Plans Subject to Title IV of ERISA (Single Employer):

         PSC Metals, Inc. Granite City Pension Plan
         PSC Metals, Inc. Pension Plan for Mansfield Collective Bargaining Employees
         PSC Metals, Inc. Pension Plan for Canton Collective Bargaining
         Employees
         PSC Metals, Inc. Pension Plan for Warren Collective Bargaining
         Employees

         Obligations to contribute, or to which Debtors are otherwise parties to, under Section 3(37) of ERISA (Multiemployer):

         Boilermaker Local Lodge #1 T & E Trust Fund
         I.B.P.A.T. Union & Industry National Pension Fund
         Midwest Operating Engineer Pension Fund
         Boilermaker National Pension Fund
         L.I.U.N.A. Pension
         Teamsters Union #142 Pension Plan
         Teamsters Union #261 Pension Plan
         Operating Engineers Local 324 Pension Fund
         Laborer's Pension Trust Fund - Detroit & Vicinity
         Asbestos Abatement Worker's Local 207 Pension Fund
         Local #422 Pension Trust Fund
         Central States SE and SW Pension Fund

         Benefit plans which exist and may be provided through a voluntary employees beneficiary association:

         Central States SE and SW H&W Fund
         Central States Fund H&W Fund
         Longshoremen's Assn. Pension Fund

          It is contemplated that the Closing under the Investment Agreement will occur in December 2003 if the Plan is confirmed. Under the terms of the Investment Agreement, the Plan Sponsor will be entitled to reimbursement of its expenses in connection with the proposed transaction (up to a maximum of $1 million) in the event the transactions contemplated thereby are not consummated for any of the following reasons (other than as a result of a breach by the Plan Sponsor): (i) mutual consent of the parties; (ii) the transaction is restrained or prohibited by action of a governmental authority; (iii) the representations or warranties of the Debtors are inaccurate in any material respect (except if such inaccuracy was intentional or arose from the recklessness of the Debtors, in which event the Plan Sponsor will receive a break-up fee, as described below, as well as reimbursement of its expenses), in each case where such inaccuracy is reasonably likely to result in a Material Adverse Effect (as that term is defined in the Investment Agreement); (iv) continuation of an event of default under the DIP Financing Facility after expiration of any applicable grace periods; (v) a Material Adverse Effect (as that term is defined in the Investment Agreement) has occurred or is reasonably likely to occur; and (vi) a condition (as described above) to the obligation of the Plan Sponsor to consummate the transactions under the Investment Agreement would not be met or would be reasonably likely not to be met, and such failure of condition cannot be cured within 5 business days after notice.

         In addition to reimbursement of its expenses not to exceed $1 million, the Plan Sponsor is entitled to receive a break-up fee in the amount of $5 million in the event the Investment Agreement is terminated under the following circumstances, other than as a result of a breach by the Plan Sponsor: (i) if the Debtors had approved a Superior Proposal (as that term is defined in the Investment Agreement); (ii) material breach by the Debtors of covenants or agreements, or material inaccuracy of the Debtors' representations and warranties that was intentional or arose from the recklessness of the Debtors, in each case where such inaccuracy is reasonably likely to result in a Material Adverse Effect (as that term is defined in the Investment Agreement); (iii) a breach by the Debtors of their non-solicitation covenant; (iv) conversion of the Bankruptcy Cases to proceedings under Chapter 7 of the Bankruptcy Code, commencement of liquidation proceedings relating to PSC or commencement of any similar proceedings in Canada other than as contemplated by the Investment Agreement; (v) approval of the Court to liquidate the Debtors or their assets, or, in certain circumstances, to appoint a trustee or examiner with managerial powers or any similar event in Canada, other than as requested by Plan Sponsor; or (vi) the failure of the Confirmation Orders to be entered by December 3, 2003 or to become Final Orders by December 15, 2003 (as such date may be extended in accordance with the Investment Agreement), or if the Debtors otherwise fail to adhere to the timetable for the Restructuring specified in the Investment Agreement.

         2. Continuation of Operations/Excluded Assets

         On and after the Effective Date, Reorganized PSC shall continue to operate its business. All assets of the Debtors shall vest in Reorganized PSC on the Effective Date unless previously liquidated or sold or designated as Excluded Assets pursuant to the Investment Agreement.

         3. Restated Charter and Bylaws

         On or before the Effective Date, Reorganized PSC's corporate charter and by-laws shall be amended and restated to prohibit the issuance of non-voting equity security to the extent required by Code Section 1123(a)(6) and such other modifications as may be approved in the Confirmation Order ("Restated Charter" and "Restated By-Laws"). A form of Restated Charter and Restated By-Laws shall be filed as part of a Plan Supplement. Such documents will provide for a ratification and confirmation of indemnification rights and assumption of Indemnity Agreements of post-petition directors and officers of the Debtors or their affiliates who served post-petition and payment of premiums for reasonable director and officer insurance for such parties.

         4. Board of Directors and Officers of Reorganized PSC

         The board of directors and key management of Reorganized PSC shall be reconstituted on the Effective Date in a manner consistent with the Restated Charter and shall be initially composed of individuals to be proposed at least 10 days prior to the Confirmation Hearing and set forth in the Confirmation Order. Each director and key management nominee shall be acceptable to the Plan Sponsor. Biographies of the current directors and key executive officers of the Debtors as reported on its Form 10-K filing as of December 31, 2002 are attached as Exhibit VIII hereto. It is expected that at least some of such officers and directors will be invited to serve in such capacity post-confirmation.

         5. Vesting of Assets

         As of the Effective Date, all property of the Debtors, other than the Excluded Assets, shall vest in Reorganized PSC free and clear of all Claims, Interests and Liens or successor liability claims except as expressly provided in the Plan. This shall include a vesting free and clear of various claims, interests and liens pursuant to the Canadian restructuring.

         6. Substantive Consolidation for Plan Distribution Purposes Only

         The Debtors' estates other than the estate of the Parent shall be deemed to be substantively consolidated solely for purposes of distribution under the Plan. The subsidiaries shall otherwise be deemed to exist for all other purposes. The Debtors believe such treatment is appropriate because:

         a. All of the Debtors (other than International Catalyst) are either a primary obligor or guarantor of both the senior secured debt (which exceeds $130 million) and the junior PIK/Term debt (which is undersecured - the aggregate amount exceeds $310 million).

         b. All of the Debtors, including International Catalyst, are obligors under the DIP Financing Facility. Borrowings on that facility as of a projected effective date of December 12, 2003 are projected to be approximately $17.9 million. The Committee has alleged that the secured creditors are not properly perfected in (i) certain vehicles, (ii) certain real estate parcels and (iii) certain subsidiaries which the Debtors consider to be of minor value. The Debtors believe that even if these assertions are correct, the aggregate value of such assets shall be well under the projected advances under the DIP Financing Facility. None of these assets are owned by the Parent's estate.

         c. The Debtors have publicly issued consolidated financial statements and generally have not provided creditors with non-consolidated financial statements.

         d. Certain of the Debtors have common management and directors. The businesses and entities within the ISG Group are generally operated on a nationally coordinated basis and many of the customers are treated as common national customers.

         e. Given that between the secured debt and the projected DIP Financing Facility advances, there are expected to be no unencumbered assets (with the possible exception of certain Avoidance Action Recoveries), there is no prejudice from substantive consolidation. The Pension Benefit Guaranty Corporation ("PBGC") has suggested it may be prejudiced by substantive consolidation and has filed claims against each of the estates, but given the above analysis, the Debtors disagree that the PBGC is prejudiced by such consolidation.

         As part of this combined US/Canadian restructuring process, all Canadian intercompany claims against the Debtors will be eliminated if the Plan Sponsor so elects.

         7. Discharge and Injunction

         Except as otherwise expressly provided in the Plan, Restated Charter, Restated By-Laws or Confirmation Order, confirmation of the Plan shall operate pursuant to Section 1141(d)(1) of the Code as a discharge, as of the Effective Date, of any and all debts and liabilities of, and any Claims or Liens against and Interests in, the Debtors or any of their assets that existed or arose at any time before Confirmation. On and after the Effective Date, as to every discharged debt, liability, Claim, Interest or Lien, the Creditor or other holder that held such debt, liability, Claim, Interest or Lien shall be precluded and enjoined from asserting or pursuing against (i) any Debtor formerly obligated on such debt or liability, or with respect to such Lien, Claim or Interest, (ii) such Debtor's assets or properties, (iii) Reorganized PSC or (iv) Reorganized PSC's assets or properties, the Claim, Lien or Interest, or any other or further Claim based on any document, instrument, act or omission, transaction or other activity of any kind or nature that occurred before the Confirmation Date. There is no discharge of obligations which are expressly assumed in connection with the Plan, the Restated Charter, Regarding stated By-Laws or Confirmation Order. This discharge is without prejudice to offset rights to the extent enforceable under applicable bankruptcy and non-bankruptcy law.

         8. Releases

         ON THE EFFECTIVE DATE, THE FOLLOWING INDIVIDUALS AND ENTITIES SHALL BE FOREVER RELEASED AND DISCHARGED FROM ANY AND ALL CLAIMS, ACTIONS, SUITS, DEBTS, ACCOUNTS, CAUSES OF ACTION, AGREEMENTS, PROMISES, DAMAGES, JUDGMENTS, DEMANDS AND LIABILITIES WHICH ANY OF THE

DEBTORS OR CREDITORS AND PERSONS RECEIVING OR WHO ARE ENTITLED TO RECEIVE DISTRIBUTIONS UNDER THE PLAN MAY HAVE AGAINST THEM IN ANY WAY RELATED TO THE DEBTORS (INCLUDING THEIR PREDECESSORS OR AFFILIATES) OR THESE CASES: (i) ALL DIRECTORS, OFFICERS, ASSOCIATES, EMPLOYEES, MEMBERS, PARTNERS, PROFESSIONALS OR AGENTS OF THE DEBTORS WHO SERVED THE DEBTORS ON OR AFTER THE PETITION DATE, (ii) THE PLAN SPONSOR AND ANY OF ITS AFFILIATES OR ASSOCIATES (INCLUDING, WITHOUT LIMITATION, THE ICAHN AFFILIATES) AND ALL DIRECTORS, OFFICERS, MANAGERS, PARTNERS, EMPLOYEES, PROFESSIONALS OR AGENTS OF THE PLAN SPONSOR OR SUCH AFFILIATES OR ASSOCIATES, AND (iii) EACH OF THE PREPETITION SENIOR LENDERS AND THE PREPETITION SENIOR AGENT AND THEIR AFFILIATES AND ASSOCIATES, INCLUDING CERBERUS, AND ALL DIRECTORS, OFFICERS, MANAGERS, PARTNERS, PROFESSIONALS OR AGENTS AS TO ALL POST-PETITION ACTIVITIES AND AS TO PREPETITION ACTIVITIES TO THE EXTENT SET FORTH IN THE DIP FINANCING ORDER, ALL OF THE FOREGOING (IN CLAUSES (i), (ii) AND/OR (iii)) IN ANY CAPACITY WHATSOEVER. FURTHER, ALL CLASS 4 CREDITORS WHO CONTINUE TO DO BUSINESS ON ACCEPTABLE TRADE CREDIT TERMS WITH REORGANIZED PSC, AND ALL OFFICERS, DIRECTORS AND EMPLOYEES OF REORGANIZED PSC SHALL BE RELEASED FROM ANY AVOIDANCE ACTION AGAINST THEM.

         INTERCOMPANY RIGHTS AND OBLIGATIONS MAY AT THE ELECTION OF THE PLAN SPONSOR BE DISCHARGED AND RELEASED.

         THE DEBTORS AND PLAN SPONSOR BELIEVE THE RELEASES ARE APPROPRIATE AND RESERVE ALL OF THEIR RIGHTS, ARGUMENTS AND DEFENSES TO BE PRESENTED AT THE CONFIRMATION HEARING WITH RESPECT TO THE SAME. WITHOUT LIMITING SUCH RIGHTS AND ARGUMENTS, THE DEBTORS AND PLAN SPONSOR STATE THAT THE RELEASES ARE PART OF THE VALUE BEING GIVEN TO THE PLAN SPONSOR FOR THE CONSIDERATION IT IS PROVIDING IN THE INVESTMENT AGREEMENT. THE RELEASES IN FAVOR OF THE DEBTOR-RELATED PARTIES WILL RESOLVE THEIR INDEMNIFICATION CLAIMS AND ALSO WILL PERMIT THEM TO SERVE THROUGH CONFIRMATION AND, IN MANY INSTANCES, POST-CONFIRMATION WITHOUT BEING DISTRACTED BY SUITS AND THREATENED CLAIMS, WHICH IS A BENEFIT TO REORGANIZED PSC. IN CONSIDERATION OF THEIR CONSENSUAL AGREEMENT TO USE OF CASH COLLATERAL, THE PREPETITION SENIOR LENDERS, THE PREPETITION SENIOR AGENT AND RELATED PARTIES HAVE ALREADY RECEIVED A LIMITED RELEASE AND THE RELEASE IN THE PLAN RATIFIES THAT RELEASE WHILE NOT PREJUDICING TIMELY ASSERTED CLAIMS BY THE COMMITTEE. FINALLY, IN ORDER TO PRESERVE A GOOD RELATIONSHIP WITH ONGOING TRADE SUPPLIERS, THE PLAN SPONSOR REQUIRES AS PART OF THE OVERALL PACKAGE THAT PREFERENCE CLAIMS AGAINST SUCH SUPPLIERS BE RELEASED. THE DEBTORS BELIEVE BASED ON THEIR PRELIMINARY ANALYSIS OF PREFERENCE ACTIONS THAT MOST TRADE CREDITORS WOULD HAVE SUCCESSFUL DEFENSES TO ALL OR SUBSTANTIALLY ALL OF PREFERENCE ACTIONS WHICH MIGHT BE ASSERTED AGAINST THEM AND THAT SUCH RECOVERIES WOULD NOT BE MATERIAL IN THE AGGREGATE.

         THE RELEASES SHALL NOT BE DEEMED TO RELEASE PARTIES WHO ARE DEFENDANTS WITH RESPECT TO PENDING SUITS RESERVED UNDER THAT CERTAIN FIRST AMENDED JOINT PLAN OF REORGANIZATION OF PHILIP SERVICES (DELAWARE), INC. ("OLDCO") IN CONNECTION WITH ANY POTENTIAL LIABILITY OF SUCH PARTIES IN CONNECTION WITH SUCH SUITS TO OLDCO OR OTHER PLAINTIFFS IN OR BENEFICIARIES OF SUCH SUITS.

         THE RELEASES SHALL NOT BE DEEMED TO RELEASE ANY PREPETITION SENIOR LENDER FROM ITS CONTINUING OBLIGATIONS OR LIABILITIES IN FAVOR OF THE PREPETITION SENIOR AGENT OR THE PREPETITION SENIOR AGENT FROM ITS CONTINUING OBLIGATIONS OR LIABILITIES IN FAVOR OF ANY

PREPETITION SENIOR LENDER UNDER THE PREPETITION SENIOR DOCUMENTS OR THE DOCUMENTS RELATED TO THE DIP FINANCING FACILITY.

         CERTAIN PARTIES-IN-INTEREST HAVE INDICATED THAT THEY INTEND TO OBJECT TO THE RELEASES AT THE CONFIRMATION HEARING. THE DEBTORS AND PLAN SPONSOR ASSERT THAT THE RELEASES ARE AN INTEGRAL PART OF THE CONSIDERATION FOR THE OTHER PLAN TERMS AND BENEFITS.

         9. Exculpation of Post-Petition Board, Officers, Agents, Committee and Plan Sponsor

         Except for willful misconduct or bad faith, neither the Debtors nor the directors, officers, agents, Affiliates, Associates and Professionals of the Debtors (collectively, the "Company-Related Parties") nor the Committee nor its members, agents, Affiliates, Associates and Professionals (collectively, the "Committee-Related Parties") nor the Plan Sponsor nor the directors, officers, agents, Affiliates, Associates and Professionals of the Plan Sponsor (the "Plan Sponsor Related Parties"), all of the foregoing in any capacity whatsoever, shall be liable to any person or entity for any post-petition action, failure or omission to act or other matter related to the Debtors and/or these Cases. All parties are permanently enjoined from initiating a suit against any Reorganized PSC, the Debtors, the Company-Related Parties, the Committee, the Committee-Related Parties, the Plan Sponsor and the Plan Sponsor Related Parties, except for willful misconduct or bad faith on the part of any such parties. The Debtors believe that such exculpations are customary in large Chapter 11 cases and are appropriate here based on the record in these cases.

         10. Management Incentive Plan

         A management incentive plan shall be filed as part of the Plan Supplement and approved as part of the Confirmation Order in connection with any reorganization plan.

         11. Canadian Assets

         The Debtors shall be authorized to take, and shall be authorized to direct the Canadian Subsidiaries to take, any actions reasonably necessary or desirable to complete the Canadian Restructuring (as defined in the Investment Agreement) and to assist and complete in the transfer of the Canadian Assets to Reorganized PSC, or one or more of its Affiliates. The Confirmation Order shall contain a provision requesting the aid and recognition of any court or judicial, regulatory or administrative body in any province or territory of Canada or the federal court of Canada or any judicial, regulatory, or administrative tribunal or other court constituted pursuant to the Parliament of Canada or the legislature of any province to act in aid of and to be complimentary to the Bankruptcy Court in carrying out the terms of the Plan and the Confirmation Order.

         12. Establishment of Liquidating Trust

         Pursuant to Section 8.12 of the Plan, a Liquidating Trust will be established on the Effective Date for the benefit of all unsecured creditors with respect to any avoidance actions not being released under the Plan. The Committee will select the trustees of the Liquidating Trust, who shall be reasonably acceptable to the Debtors and the Plan Sponsor. All avoidance actions not released under this Plan will be transferred to the Liquidating Trust and the Liquidating Trust will be authorized as successor to the Committee to pursue all such claims. Except as provided in the Liquidating Trust Agreement with the consent of the Plan Sponsor and the Debtors, expenses incurred by the Liquidating Trust will not be paid by Reorganized PSC or the Debtors. A form of Liquidation Trust Agreement shall be filed with the Court as part of a Plan Supplement.

         13. Continued Existence of Committee

         The Creditors' Committee shall remain in existence following the Effective Date for a period agreed to with the Debtors and the Plan Sponsor, which period may be later extended by agreement of the Debtors and the Plan Sponsor or by order of this Court . The Creditors' Committee's and its professionals shall have a budget in an amount agreed to by the Plan Sponsor and the Debtors.

D.       THE REORGANIZED PSC OFFERING

         1. Plan Sponsor Commitments

         Pursuant to the terms and conditions set forth in the Investment Agreement, and subject to participation rights of the Qualified PIK/Term Lenders as described below, at the Closing (a) Reorganized Parent will issue and sell to the Plan Sponsor, and the Plan Sponsor has agreed to purchase in consideration of $20,000,000, such number of shares of New Common Stock as shall represent 20% of the issued and outstanding shares of New Common Stock on the Effective Date and (b) the Plan Sponsor (or an Affiliate thereof) will make available to Reorganized PSC the New Exit Financing Facility. In consideration of the Plan Sponsor's commitment to provide the New Exit Financing Facility, at the Closing, Reorganized Parent will issue and deliver solely to the Plan Sponsor, as the exclusive fee for the New Exit Financing Facility, shares of New Common Stock representing 5.0% of the issued and outstanding shares of New Common Stock as of the Effective Date. For purposes of this Article 9, the issued and outstanding shares of New Common Stock as of the Effective Date shall be determined exclusive of any shares of New Common Stock issued or issuable pursuant to the Management Incentive Plan. The total investment contemplated hereby shall be referred to as the "New Investment" which for purposes of the Reorganized PSC Offering to Qualified PIK/Term Lenders shall be divided into New Investment Units consisting of shares of New Common Stock and a participation interest in the New Exit Financing Facility each calculated in accordance with the Investment Agreement.

         2. Subscription Commitments

         On the Subscription Commencement Date, Debtors will cause a Subscription Agreement and other offering materials to be delivered to each Qualified PIK/Term Lender offering each Qualified PIK/Term Lender the right, pursuant to and on the terms and conditions of the Reorganized PSC Offering, to make a Subscription Commitment for up to its Pro Rata portion of the New Investment Units at the Subscription Price.

         3. Subscription Period

         The Reorganized PSC Offering shall commence on the Subscription Commencement Date and shall expire on the Subscription Expiration Date. After the Subscription Expiration Date, no additional Subscription Commitments will be accepted without the written consent of the Plan Sponsor, and Reorganized PSC shall not be obligated to honor any purported Subscription Commitments received by the Subscription Agent after the Subscription Expiration Date, regardless of when the documents relating to such Subscription Commitments were sent.

         4. Subscription Price

         The Subscription Price for each New Investment Unit, payable in Cash, shall be set forth in a Plan Supplement and determined consistently with the Investment Agreement. On or before the Subscription Expiration Date, the Subscription Price Deposit provided for in Section 9.7 of the Plan shall be paid by each Qualified PIK/Term Lender subscribing for shares of New Investment Units and held in escrow, pending the consummation of the transactions provided herein on the Effective Date.

         5. Issuance of New Investment Units

         On the Effective Date, Reorganized Parent shall issue to Qualified PIK/Term Lenders in exchange for receipt of the Subscription Price the number of New Investment Units subscribed for pursuant to valid and binding Subscription Commitments. The shares of New Common Stock will be immediately detachable from the New Investment Units. No fractional Units or fractional shares of New Common Stock will be issued, and participation in the New Exit Loan Facility will be rounded to the nearest $0.01.

         6. Transfer Restrictions; Revocation

         The subscription rights of the Qualified PIK Term Lenders provided under the Plan are not transferable. Accordingly, any purported transfer shall be null and void and of no effect. Any Qualified PIK Term Lender that breaches its obligations to subscribe for and make payment on the account of the New Investment Units pursuant to a Subscription Commitment that has been accepted by the Debtors shall forfeit (i) as liquidated damages the entire Subscription Price Deposit it made pursuant to Section 9.7 of the Plan and (ii) its entire entitlement to receive any New Investment Units pursuant to its Subscription Commitment.

         7. Procedures for Making Subscription Commitments

         Any Participating Qualified PIK/Term Lender shall make its Subscription Commitment by causing its Subscription Agreement to be executed and delivered to the Subscription Agent on or prior to the Subscription Expiration Date, having properly completed and executed the Subscription Agreement, and tendered the Subscription Price Deposit (as defined in this paragraph) in accordance with the procedures set forth herein and in the Subscription Agreement. In order for any Subscription Commitment to be effective, a Participating Qualified PIK/Term Lender shall tender as a deposit the amount of Cash that would be necessary to purchase the number of New Investment Units subscribed for pursuant to such holder's Subscription

Agreement (the "Subscription Price Deposit"). All questions concerning the timelines, viability, form and eligibility of any Subscription Agreements shall be determined by the Debtors in their reasonable discretion (and with the consent of the Plan Sponsor), whose determination shall be final and binding. The Debtors, in their reasonable discretion (and with the consent of the Plan Sponsor), may, but shall not be obligated to, waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as they may determine, or reject the purported Subscription Commitment. Subscription Agreements shall not be deemed to have been waived or cured within such time as the Debtors shall determine, in their reasonable discretion (and with the consent of the Plan Sponsor). Neither the Debtors nor the Subscription Agent shall be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Agreements or incur any liability for failure to give such notification.

         8. Notification of Allocation of New Investment Units

         Within ten (10) Business Days after the Subscription Expiration Date, the Subscription Agent shall notify the Plan Sponsor of the number of New Investment Units subscribed for by the Qualified PIK/Term Lenders.

         9. Submission of Jurisdiction

         Each Participating Qualified PIK/Term Lender entering into a Subscription Agreement shall consent to the exclusive jurisdiction and venue of the Court for the resolution of any dispute arising thereunder, including, without limitation, in respect of payment of the Subscription Price and in respect of the terms of the Reorganized PSC Offering set forth in the Plan.

E.       EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         The Debtors have provided lists of executory contracts and unexpired leases which it recommends be assumed by Reorganized PSC, which the Plan Sponsor is in the process of evaluating. Any counterparty to an executory contract or unexpired lease which the Plan Sponsor determines should be assumed pursuant to
Section 365 of the Bankruptcy Code will be given individualized notice of such assumption, a proposed cure amount and an opportunity to object thereto. The Debtors shall provide notices to all counterparties to executory contracts or unexpired leases which the Plan Sponsor has indicated that it wants the Debtors to assume, which notice shall be sent on or before November 21, 2003, but the Debtors and Plan Sponsor may revoke any such notice prior to entry of an order approving such assumption based on a dispute about the amount of the cure cost, the existence or enforceability of the agreement or as otherwise permitted by the Court. As discussed below, any executory contract or unexpired lease as to which the counterparty does not receive such a notice prior to the Effective Date will be rejected as of the Effective Date. Notice of assumption shall be sent by mail or when specifically requested of the undersigned counsel in writing, by email or facsimile.

         1. Rejected if Not Assumed

         The Plan shall be deemed to constitute and incorporate a motion by the Debtors to reject all executory contracts and unexpired leases to which a Debtor is a party or otherwise bound, except for the contracts and leases that (a) have been assumed, assumed and assigned, rejected or consensually terminated pursuant to an order of the Court entered prior to the Effective Date, (b) are specifically treated otherwise in the Plan, or (c) are the subject of a motion to assume or assume and assign that is pending before the Court on the Effective Date. The Confirmation Order shall represent and reflect an order of the Court approving the assumptions and rejections as of the Confirmation Date. Any cure costs that Reorganized PSC is required to pay by a Final Order in connection with an assumed contract or lease shall be treated as an administrative expense of the Cases.

         2. Bar to Rejection Damages

         If the rejection of an executory contract or unexpired lease by the Debtors results in damages to the counterparty to such contract or lease, a Claim for damages shall be forever barred and shall not be enforceable against the Debtors, their successor and assigns or their property, unless a proof of claim is filed with the Court and served in accordance with Section 13.1 of the Plan by thirty (30) days after entry of the Confirmation Order or by such earlier date as may be fixed by an order of the Court authorizing rejection of the contract or lease. Claims for damages from the rejection of any such leases and contracts, if Allowed, shall constitute Class 4 Claims entitled to share Pro Rata with other Allowed Class 4 Claims as discussed herein.

F.       RETENTION OF JURISDICTION

         1. Claims and Actions

         The Court shall retain jurisdiction over the Cases, including, without limitation, such jurisdiction as is necessary to ensure that the purposes and intent of the Plan are implemented. The Court shall also expressly retain jurisdiction to hear and determine all Claims against the Debtors.

         2. Retention of Additional Jurisdiction

         The Court shall also retain jurisdiction for the purpose of classification of the Claims of any Creditor and the determination of such objections as may be filed with respect to the Claims and Interests, including Code Section 502(c) proceedings for the estimation of Claims. The Court shall further retain jurisdiction over matters as indicated in Article 12 of the Plan.

         3. Modifications of the Plan

         The Debtors (with the consent of the Plan Sponsor) may modify the Plan in the manner provided for under Code Section 1127; provided, however, that the Debtors may not modify the Plan in a manner that materially affects the holders of Class 1 Claims, including modification of the repayment dates of the Subclass 1A Claims, of the principal amount, interest rates, security, priority or maturity date of the Remaining Subclass 1A Note without first obtaining written consent of the affected holders of Class 1 Claims. The Debtors shall give notice of any proposed modification to the parties listed in Section 13.1 of the Plan, the Office of the United States Trustee for the Southern District of Texas and any other parties designated by the Court. The

Debtors also reserve the right to make such modifications (with the consent of the Plan Sponsor) at or prior to any hearings on Confirmation as are necessary to permit the Plan to be confirmed under Code Section 1129 and as permitted by applicable law.

         4. Revocation and Withdrawal of the Plan

         Subject to the terms and conditions of the Investment Agreement, the Debtors reserve the right to revoke or withdraw the Plan at any time before entry of a Confirmation Order. If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, or if the Confirmation or the Effective Date does not occur, then the Plan shall be deemed to be null and void. In such event, nothing contained herein or in any Disclosure Statement relating to the Plan shall be deemed to constitute an admission of validity, waiver or release of any Claims by or against the Debtors or any Person or to prejudice in any manner the rights of the Debtors or any Person in any proceeding involving the Debtors.

         5. Section 1146(c) Exemption

         Pursuant to Section 1146(c) of the Bankruptcy Code, the making or delivery of any instrument of transfer or the holding of title for administrative purposes only by the applicable Debtor or transfer or sale of any real or personal property of the applicable Debtor pursuant to, in implementation of or as contemplated by the Plan (including to the prevailing Plan Sponsor) shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee.

                   VI. CONFIRMATION AND CONSUMMATION PROCEDURE

A.       DISCLOSURE AND SOLICITATION

         This Disclosure Statement is presented to the holders of Claims and Interests in Impaired Classes that receive or retain property pursuant to the Plan to satisfy the requirements of Bankruptcy Code Sections 1125 and 1126. Bankruptcy Code Section 1125 requires that full disclosure be made to all holders of Claims and Interests in Impaired Classes that receive or retain property pursuant to a plan at the time, or before, solicitation of acceptances of such plan is commenced.

B.       ACCEPTANCE OF THE PLAN

         The Bankruptcy Code defines acceptance of a plan by a Class of Creditors or Interest holders as acceptance by holders of more than two-thirds in dollar amount and more than one-half in number of the Claims of that Class that have timely voted on a plan. A vote may be disregarded if the Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

         A vote to accept or reject the Plan can only occur by proper submission of a duly executed ballot. Failure of a holder to vote does not constitute a vote to reject the Plan by that holder. EACH HOLDER OF A CLAIM SHOULD SEEK SUCH INDEPENDENT LEGAL

AND/OR BUSINESS ADVICE AS IT DEEMS APPROPRIATE REGARDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN.

C.       CLASSIFICATION

         The Debtors are required under Code Section 1122 to classify the Claims and Interests of their respective Creditors and Interest holders into Classes that contain Claims and Interests that are substantially similar to the other Claims or Interests in such Class. The Plan can be confirmed so long as there is one consenting Class of Impaired Claims as to each estate (not including the votes of insiders), and so long as the other requirements for Confirmation that do not involve voting are met.

D.       CONFIRMATION

         The Bankruptcy Code requires the Court, after notice, to hold a Confirmation Hearing. At the Confirmation Hearing, the Court will confirm the Plan only if all the requirements of Section 1129 of the Bankruptcy Code are met. Among the requirements for Confirmation of a plan are that the plan is (i) accepted by all Impaired Classes of Claims and Interests or, if rejected by an Impaired Class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such Impaired Class; (ii) feasible; and (iii) in the "best interests" of rejecting Creditors and Interest holders impaired under the Plan.

         1. Acceptance

         Classes 1, 2, 3, 4, 5, 6 and 8 and applicable subclasses therein are Impaired under the Plan and, therefore, must accept the Plan in order for it to be Confirmed without application of the "fair and equitable" test. For Confirmation despite rejection by a Class, the Court must determine that the Plan is "fair and equitable" with respect to the rejecting Class. The Debtors do not intend to solicit Class 7 and will treat that Class as having rejected.

         The "fair and equitable" test is described below under the heading "Confirmation without Acceptance by All Impaired Classes."

         2. Feasibility

         The existing Plan Sponsor has been found qualified by the Debtors' financial advisor to perform its obligations under the Investment Agreement. The Plan Sponsor, High River Limited Partnership, is an affiliate of Carl C. Icahn, a wealthy individual, and has substantial resources on a standalone basis. Pursuant to the Investment Agreement, the Plan Sponsor is providing sufficient cash to fund cash distributions under the Plan and a working capital facility for the period following confirmation of the Plan. Financial projections through 2007 are attached as Exhibit IV hereto and a valuation of the equity to be received under the Plan is set forth in Exhibit V hereto.

         3. Best Interests Test

         With respect to each Impaired Class, Confirmation of the Plan requires that each holder of an Allowed Claim or Allowed Interest in such Class either
(i) accepts the Plan or (ii) receives or retains under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if Debtors were liquidated under Chapter 7 of the Bankruptcy Code. Under the Debtors' liquidation analysis attached as Exhibit II hereto, the projected payout for Debtors' unsecured Creditors in a Chapter 7 case and for the deficiency claim of the PIK/Term lenders is nothing, which is substantially less than the likely range of recoveries under the Plan. See
Section X, "Alternatives to Confirmation and Consummation of the Plan," and the liquidation analysis attached as Exhibit II hereto for a further discussion of why the Plan Proponents believe that this test is met. The liquidation analysis assumes that the estates would be liquidated prior to any closing of a going concern Section 363 sale and that there would be no party willing to fund the estates to such a closing. The Debtors believe this is supported by the evidence in these proceedings that none of the potential Section 363 bidders nor the minority PIK/Term Group have been willing to provide such financing to date. The Debtors further believe that environmental regulators and certain other parties would assert claims against most or all of the estates in these cases if there was a mass shutdown of estates with potentially environmentally impacted properties and that based on applicable caselaw, a Chapter 7 Trustee would not be permitted to abandon such property where it posed an imminent danger to public health and safety without making provisions to address such public health concerns.

         Additionally, the book values disclosed in the historical consolidated financial statements attached as Exhibit III hereto are based on historical costs, and actual current market values or liquidation values are much less than such book values previously disclosed in public filings.

         4. Confirmation Without Acceptance By All Impaired Classes

         The Bankruptcy Code provides that, so long as at least one Impaired Class of the applicable bankruptcy estate (other than insiders) accepts the Plan, that estate can nevertheless seek Confirmation of the Plan. To obtain such Confirmation, that estate must demonstrate to the Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to these and any other dissenting Classes. The "unfair discrimination" test requires, among other things, that the Plan recognize the relative priorities among Creditors and Interest holders.

         The Bankruptcy Code establishes different "fair and equitable" tests for secured Creditors, unsecured Creditors and Interest holders. The respective tests include the following requirements:

                  a. Secured Creditors

                  Either (i) each Impaired Secured Creditor of the rejecting Class (a) retains its liens in the collateral securing such Creditor's Claim or in the proceeds thereof to the extent of the allowed amount of the Secured Claim and (b) receives deferred cash payments in at least the allowed amount of such Secured Claim with a present value at the Effective Date at least equal to such Creditor's interest in its collateral or in the proceeds thereof or (ii) the Plan provides each Impaired Secured Creditor with the "indubitable equivalent" of its Secured Claim.

                  b. Unsecured Creditors

                  Either (i) each Impaired unsecured Creditor of the rejecting Class receives or retains under the Plan property of a value equal to the amount of its Allowed Claim or (ii) the holders of Claims and Interests that are junior to the Claims of the dissenting Class do not receive or retain any property under the Plan.

                  c. Interest holders

                  Either (i) each Interest holder of the rejecting Class receives or retains under the Plan property of a value equal to the greater of (a) the fixed liquidation preference or redemption prices, if any, of the Interest it holds or (b) the value of such Interest or
         (ii) the holders of Interests that are junior to such Interest do not receive or retain any property under the Plan.

         The Debtors believe that the Plan can meet the applicable tests described above, even in the event that it is rejected by the holders of one or more Classes of Claims and Interests. As set forth in Exhibit VI hereto, the Debtors and Plan Sponsor believe that the minority PIK/Term holders are receiving at least the value of their collateral if they elect the secured note option and note that such holders are not required to take equity or release having a secured position unless they elect to do so. The Debtors and Plan Sponsor reserve all of their other rights and arguments as to all classes in connection with the confirmation hearing on the Plan.

         The Bankruptcy Code provides for confirmation of a plan even if the plan is not accepted by all Impaired Classes as long as at least one Impaired Class of Claims has accepted it and the other non-voting requirements of a Confirmation are met. These "cramdown" provisions for confirmation of a plan, despite the nonacceptance of one or more Impaired Classes of Claims or Interests, are set forth in Bankruptcy Code Section 1129(b).

           VII. MATTERS RELATING TO FEDERAL AND STATE SECURITIES LAWS

A.       NO REGISTRATION OF NEW COMMON STOCK, NEW PIK/TERM NOTES OR NEW
INVESTMENT UNITS

         No registration statement will be filed under the Securities Act or any state securities laws with respect to the offer, issuance, sale or subsequent transfer of the New Common Stock, New PIK/Term Note(s) or New Investment Units under the Plan. The Debtors believe that, subject to certain exceptions described below, various provisions of the Securities Act, the Bankruptcy Code and state securities laws exempt from federal and state securities registration requirements (i) the issuance of New Common Stock, including the New PIK/Term Shares, and/or New PIK/Term Note(s) to be issued by Reorganized Parent to PIK/Term Lenders pursuant to Section 5.2 of the Plan and (ii) the offer, issue and sale of New Investment Units by Reorganized Parent to the Plan Sponsor and Qualified PIK/Term Lenders in the Reorganized PSC Offering as contemplated under
Article 9 of the Plan.

B.       SECTION 1145 OF THE BANKRUPTCY CODE

         Section 1145 of the Bankruptcy Code generally exempts from the registration requirements under the Securities Act and state securities laws the offer or sale of the securities of a debtor or of an affiliate of, or a successor to, a debtor under a Chapter 11 plan if such securities are offered or sold principally in exchange for a claim against, or interest in, or an administrative expense claim against, such debtor or such affiliate.

         The Debtors believe that the exchange of the New PIK/Term Shares for Claims under the circumstances provided in the Plan would satisfy the requirements of Section 1145(a) of the Bankruptcy Code. The New Common Stock issued pursuant to the Plan on the Effective Date would be deemed to have been issued in a public offering in compliance with the requirements of the Securities Act and, therefore, could be resold by any holder thereof without registration under the Securities Act, unless the holder is an "underwriter" with respect to such securities (as that term is defined in Section 1145(b)(1) of the Bankruptcy Code). In addition, such securities generally may be resold by the recipients thereof without registration under state securities or "blue sky" laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under state securities laws in any given instance and as to any applicable requirements or conditions to the availability thereof.

         The Debtors believe that the exchange of the New PIK/Term Notes(s) for Claims (under the circumstances provided in the Plan) would also satisfy the requirements of Section 1145(a) of the Bankruptcy Code. In addition, the Debtors intend and believe that the issuance of the New PIK/Term Note(s) (as contemplated under the Plan) would satisfy the requirements for an exemption from the registration requirements of the Securities Act (and equivalent state securities law) afforded by Section 4(2) of the Securities Act and the safe harbor set forth in Regulation D promulgated thereunder. The New PIK/Term Note(s), by their terms, will not be transferable except to "Eligible Transferees" (as hereinafter defined) and only with the consent of the Agent. An "Eligible Transferee" shall mean and include a commercial bank, trust company, insurance company, financial institution, any fund that invests solely in bank loans and any other institutional "accredited investor" within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act.

         By their terms, the New PIK/Term Note(s) will be deemed to be "restricted securities" (as defined in Regulation D under the Securities Act) and may only be sold or otherwise transferred under the Securities Act or an exemption therefrom. The New PIK/Term Note(s) will contain limited restrictions on transfer which shall be generally consistent with the ones which the existing Class 2 notes are subject to. The New PIK/Term Note(s) and other instruments evidencing the indebtedness associated therewith will bear a legend substantially in the form below:

         THE SECURITY EVIDENCED BY THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE

SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR UNLESS REORGANIZED PARENT RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

         THIS NOTE IS SUBJECT TO SUBSTANTIAL RESTRICTIONS ON TRANSFER. ANY TRANSFER, SALE, PLEDGE OR OTHER DISPOSITION OF THIS NOTE OR INTEREST THEREIN MAY BE MADE ONLY IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THE SUBSCRIPTION AGREEMENT AND RELATED DOCUMENTS.

         Section 1145(b) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who, except with respect to "ordinary trading transactions" of an entity that is not an "issuer," (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, or (b) offers to sell securities issued under a plan for the holders of such securities or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities or (d) is an issuer of the securities within the meaning of Section 2(11) of the Securities Act. Under Section 2(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control with the issuer.

         To the extent that holders of Claims that receive New Common Stock pursuant to the Plan are deemed to be "underwriters" such securities may not be resold by such persons unless such securities are registered under the Securities Act or an exemption from such registration requirements is available.

         Whether or not any particular person would be deemed to be an "underwriter" of the New Common Stock to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be such an "underwriter".

         IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE OF REORGANIZED PARENT, THE DEBTORS MAKE NO REPRESENTATIONS OR AGREEMENTS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE NEW COMMON STOCK OR NEW PIK/TERM NOTE(S) TO BE DISTRIBUTED PURSUANT TO THE PLAN. ACCORDINGLY, THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY RESELL OR OTHERWISE TRANSFER SUCH SECURITIES.

         Certificates evidencing shares of New Common Stock that are received by holders of 10% of more of the outstanding New Common Stock or by holders that are otherwise "underwriters" with respect to the securities will bear a restrictive legend in customary form.

C.       SECTION 4(2) OF THE SECURITIES ACT

         The securities to be issued pursuant to the Reorganized PSC Offering as contemplated in Article 9 of the Plan will be offered, issued and sold by Reorganized Parent in reliance upon an exemption from the registration requirements of the Securities Act (and equivalent state securities laws) afforded by Section 4(2) of the Securities Act and the safe harbor set forth in Regulation D promulgated thereunder. The New Investment Units will be offered only to Qualified PIK/Term Lenders, i.e., those PIK/Term Lenders that are "accredited investors" within the meaning of Regulation D.

         Because the issuance of the New Investment Units pursuant to the Reorganized PSC Offering will not be deemed to be issued in a public offering, such New Investment Units, and the securities included therein, are "restricted securities" and may only be resold by any holder thereof pursuant to an effective registration statement under the Securities Act or an exemption therefrom. Certificates for shares of New Common Stock and other instruments evidencing the New Investment Units received in the Reorganized PSC Offering will bear a legend substantially in the form below:

         THE SHARES OF NEW COMMON STOCK EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS REORGANIZED PARENT RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

                  VIII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes certain significant U.S. federal income tax consequences of the transactions that are described herein and in the Plan that affect holders of Claims or Interests and the Debtors. This summary is based upon the Internal Revenue Code of 1986, as amended ("Tax Code"), the Treasury Department regulations promulgated thereunder ("Treasury Regulations"), judicial authority and current administrative rulings and practice now in effect. These authorities are all subject to change at any time by legislative, judicial or administrative action, and such change may be applied retroactively in a manner that could adversely affect holders of Claims or Interests and the Debtors. The federal income tax consequences to any particular holder of a Claim or Interests may be affected by matters not discussed below. For example, neither the impact of the Plan on foreign holders of Claims or Interests nor the impact under any state or local law is discussed herein. Further, this summary generally does not address the tax consequences to Claim holders who may have acquired their Claims from the initial holders nor does it address the tax considerations applicable to Claim holders or Interest holders that may be subject to special tax rules such as financial institutions, insurance companies, dealers in securities or currencies, tax-exempt organizations or taxpayers subject to the alternative minimum tax. To the extent that the summary of payments to

Claimholders in this section conflicts with other parts of this Disclosure Statement or the Plan, the discussion in such other parts of the Disclosure Statement or the Plan shall govern.

         NO RULING WILL BE SOUGHT FROM THE INTERNAL REVENUE SERVICE ("IRS"), AND NO OPINION OF COUNSEL HAS BEEN OR WILL BE SOUGHT, WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN. THE DISCUSSION SET FORTH BELOW IS FOR GENERAL INFORMATION ONLY. THIS DESCRIPTION DOES NOT COVER ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE DEBTORS OR HOLDERS OF CLAIMS OR INTERESTS. EACH CLAIM AND INTEREST HOLDER IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN.

A.       FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS

         1. Net Operating Loss and Excess Interest Expense Carryforward of the Debtors

         The Debtors and their affiliates have an approximate $365 million consolidated net operating loss ("NOL") carryover related solely to the operations of the subsidiaries of PSC and that is attributable to taxable years ending on or before December 31, 2002 of which approximately $167 million is currently subject to a Section 382 Limitation, as defined below, of approximately $13.5 million per year. The Debtors anticipate that they will incur additional losses for the taxable year ending December 31, 2003. The Debtors have an approximate $102 million excess interest expense carryforward under Section 163(j) of the Tax Code as of December 31, 2002.

         2. Realization of Cancellation of Indebtedness Income

         Generally, a taxpayer recognizes cancellation of indebtedness ("COD") income upon satisfaction of its outstanding indebtedness for less than its adjusted issue price. The amount of COD income is, in general, the excess of (i) the adjusted issue price of the indebtedness satisfied, over (ii) the issue price of any new indebtedness issued by the taxpayer, the amount of cash and the fair market value of any other consideration (including stock of the taxpayer) given in exchange for the indebtedness satisfied.

         However, COD income is not included in gross income to a debtor if the discharge occurs in a Title 11 case or the discharge occurs when the debtor is insolvent (except with respect to certain discharged intercompany debt which is treated as both income and an offsetting loss to the group). Rather the debtor generally must, after determining its tax for the taxable year of discharge, reduce its NOLs and any capital loss carryovers first and then, as of the first day of the next taxable year, reduce the tax basis of its assets by the amount of COD income excluded from gross income by this exception. Recently issued temporary Treasury Regulations provide that, to the extent that the excluded COD income of a debtor is applied to reduce the tax basis in the stock of a subsidiary member of the U.S. consolidated group, such excluded COD income is treated as recognized by the subsidiary. These regulations also provide that to the extent that the excluded COD income recognized by the debtor is not applied to reduce its tax attributes, such remaining excluded COD income is applied to reduce the tax attributes of the members of the debtor's U.S. consolidated group (other than the tax basis in their assets). As an exception to the order of such reduction set forth in the Tax Code, a debtor may elect to reduce its tax basis in its depreciable assets first, then its NOLs. As a result of such an election, the debtor would reduce the tax basis in its directly held depreciable assets, and thereafter the tax basis in the depreciable assets held by the next lower-tier U.S. consolidated subsidiary to the extent that the subsidiary consents. A debtor can apply this rule successively down the chain of U.S. consolidated subsidiaries. To the extent that the tax basis in the depreciable assets held by a lower-tier subsidiary is reduced, the tax basis in its stock held by a group member will also be reduced. After the reduction in tax basis in depreciable assets held by a debtor and all consenting U.S. consolidated subsidiaries, the tax attributes of the debtor and the members of its U.S. consolidated group would be reduced as set forth above to the extent of any remaining excluded COD income.

         The COD income recognized by a Debtor as a result of consummation of the Plan will not be includable in the income to the Debtor realizing such income but will generally first reduce the NOL carryover of the Debtor after the calculation of tax for the taxable year of discharge, then would reduce the tax basis of the assets held by the Debtor on the first day of the taxable year after discharge. To the extent that the tax basis in the stock of a subsidiary member of the U.S. consolidated group of the Debtor is reduced, such excluded COD income is to be treated as recognized by the subsidiary resulting in a corresponding reduction in the tax attributes of the subsidiary. Thereafter, any remaining excluded COD income of the Debtor would be applied to reduce the tax attributes of members of the U.S. consolidated group (other than tax basis). Notwithstanding the foregoing, an election may be made to first reduce the tax basis of the depreciable assets held by the Debtor and held by its consenting subsidiaries prior to the reduction of the tax attributes of the Debtor and its U.S. consolidated group as discussed above.

         3. Limitation to Utilization of NOLs -- Section 382 of the Tax Code

         a. GENERAL RULES. In general, Section 382 of the Tax Code limits the amount of pre-change losses (i.e., NOLs, losses incurred in the current year prior to the "ownership change" and losses and deductions recognized in a period after an "ownership change" that are attributable to a "built-in-loss" existing on the date of the "ownership change") that a loss corporation may use to offset its income in any year (or portion thereof) following an "ownership change" (as described below) (hereinafter, the limitation under Section 382 of the Tax Code is referred to as the "Section 382 Limitation"). The Section 382 Limitation on the use of pre-change losses in any post-change year is equal to the product of the fair market value of the corporation's outstanding stock immediately before the ownership change and the long-term tax-exempt rate (which is published monthly by the Treasury Department and is intended to represent current interest rates on long-term tax-exempt debt obligations) in effect for the month in which the ownership change occurs. For the year in which an "ownership change" occurs, the Section 382 Limitation is pro rated for the portion of the year that follows the "ownership change."

         An "ownership change" occurs under Section 382 of the Tax Code if the percentage of stock of the corporation owned actually or constructively by one or more "5-percent shareholders" increases by more than 50 percentage points by value on any "testing date" (taking into account all relevant adjustments as of the end of a "testing date") as compared to the lowest percentage of stock of the corporation owned by those 5-percent shareholders at any time during the statutory "testing period" (generally, the past three years or, if shorter, since the last ownership change). Generally, a "testing date" is any date there is any change in the stock ownership that affects the percentage stock ownership of a 5-percent shareholders. A "5-percent shareholder" is one who owns, directly or indirectly, at least five percent of the stock of the corporation (not including certain nonvoting nonparticipating preferred stock), and stock owned by shareholders, who are not 5-percent shareholders (hereinafter referred to as a "public group"), is treated as being owned by one or more separate 5-percent shareholder. That is, a public group is generally created as a result of an issuance of stock and, absent an exception, is treated as a separate public group from any other public group existing prior to the stock issuance. For purposes of determining whether an "ownership change" has occurred, interests other than stock are treated as stock if (i) as of the time of issuance to a 5-percent shareholder (or a person who would be a 5-percent shareholder if the interest not constituting stock were treated as stock), such interest offers a potential significant participation in the growth of the corporation; (ii) treating the interest as constituting stock would result in an ownership change and (iii) the amount of the pre-change losses is more than twice the amount determined by multiplying (a) the value of the loss corporation by (b) the federal long-term tax exempt rate.

         b. SECTION 382(l)(5) OF THE TAX CODE. Section 382(l)(5) of the Tax Code provides that the general Section 382 Limitation does not apply to an "ownership change" resulting from transactions that are pursuant to a Title 11 case if shareholders and "qualified creditors" of the debtor receive (as a result of being shareholders or "qualified creditors" immediately before such change) at least 50 percent of the stock of the debtor by vote and value after the ownership change. "Qualified creditors" of a debtor include (i) creditors that either (a) have held their indebtedness for at least 18 months prior to the bankruptcy filing or (b) creditors whose indebtedness arose in the ordinary course of the debtor's trade or business. However, where there is an "ownership change" under Section 382 of the Tax Code and Section 382(l)(5) of the Tax Code applies, the NOLs that may be carried forward subsequent to the "ownership change" are computed as if no deduction were allowable for interest paid or accrued for the current year and the three prior years with respect to debt that is converted to stock. Further, if Section 382(l)(5) of the Tax Code applies with respect to an ownership change, if there is an ownership change within two years of the Effective Date, the Section 382 Limitation with respect to that ownership change will be zero.

         PSC believes that the percentage of stock of PSC owned actually or constructively by one or more 5-percent shareholders will likely increase as a result of the consummation of the Plan by more than 50 percentage points by value as compared to the lowest percentage of stock owned by each such 5-percent shareholders during the three-year period ending on the Effective Date. As a result, absent the applicability of Section 382(l)(5) of the Tax Code, the ability of each Debtor to utilize any NOLs and other pre-change losses (including depreciation to the extent attributable to any built-in-losses existing on the change date) remaining after reduction by excluded COD income would be subject to the Section 382 Limitation. However, Section 382(l)(5) of the Tax Code may apply to prevent the application of the Section 382 Limitation to the extent that more than 50 percent of the Interests of PSC will be received in exchange for the

PIK/Term Debt that constitutes "qualified indebtedness" for purposes of Section 382(l)(5) of the Tax Code. PSC and the Plan Sponsor intend that Section 382(l)(5) of the Tax Code will apply with respect to the Plan to prevent the application of the Section 382 Limitation although there can be no assurance that the Plan will so qualify.

         c. SECTION 382(l)(6) OF THE TAX CODE. If PSC were to determine that either (i) the risk of the occurrence of a second "ownership change" within two years or (ii) the NOL reduction under Section 382(l)(5) of the Tax Code is too substantial, PSC could elect out of the application of Section 382(l)(5) of the Tax Code. In that event, or if the requirements of Section 382(l)(5) of the Tax Code are not satisfied, Section 382(l)(6) of the Tax Code would provide that the Section 382 Limitation would be determined by using the value of the stock of PSC as reflected by any increase in value resulting from the surrender or cancellation of Claims pursuant to the Plan. It does not appear that Section 382(l)(6) of the Tax Code would provide any material benefit.

         4. Alternative Minimum Tax

         A corporation generally must pay an alternative minimum tax ("AMT") equal to 20 percent of its alternative minimum taxable income ("AMTI") reduced by certain credits allowable for AMT purposes to the extent that the AMT exceeds the tax of the corporation calculated at the normal progressive income tax rates. In calculating the AMTI, a corporation's income and losses are subject to various adjustments. For example, in computing AMTI, a corporation's NOLs are adjusted for the adjustments and preferences under the AMT sections of the Tax Code and such resulting NOLs can be utilized to fully offset the corporation's AMTI (determined prior to the NOL deduction). However, COD income that is excluded from taxable income under the rules discussed above similarly is excluded from AMTI.

B.       FEDERAL INCOME TAX CONSEQUENCES TO CREDITORS OF THE DEBTORS

         1. Class 1 - Allowed Prepetition Senior Debt

         Class 1 Claims consist of two subclasses, Subclass 1A and Subclass 1B. Subclass 1A will receive cash and a $3 million Remaining Subclass 1A Note in the aggregate amount advanced by Subclass 1A and will have the remaining balance of the applicable letter of credit obligations covered by cash collateral and/or backup letter of credit. Subclass 1B will receive cash in the amount advanced and will have the remaining balance of the applicable letter of credit obligations covered by cash collateral and/or backup letter of credit. The Subclass 1A and Subclass 1B Claimholders should realize gain or loss upon consummation of the Plan in an amount equal to the difference between the cash and the stated principal amount of the Subclass 1A Note and their tax basis in the Claim under Section 1001 of the Tax Code. The character of any such gain or loss should generally be treated as a capital gain or loss. Interest on the Remaining Subclass 1A Note should generally be includable in income to a Subclass 1A Claimholder in accordance with such Claimholder's method of tax accounting, except that payment-in-kind interest should be includable on a constant yield method.

         2. Class 2 - Allowed PIK/Term Debt

         Holders of Class 2 Claims shall receive their Pro Rata share of the Special Cash Distribution to holders of Class 2 Claims on the Effective Date and shall have the right to elect to either (i) exchange their PIK/Term Debt for a pro-rata share of 75 percent of the New Common Stock of Reorganized Parent except to the extent otherwise provided herein and in the Plan (based on the proportion that their respective PIK/Term Claims bear to the total amount of PIK/Term Debt held by all the holders of PIK/Term Debt ("PIK/Term Debtholders") electing to receive a pro-rata share of 75% of the New Common Stock) or (ii) exchange their PIK/Term Debt for a pro-rata share of a $30 million subordinated junior secured note (based on the proportion of the principal amount of their PIK/Term Debt bears to the total principal amount of all PIK/Term Debtholders). The subordinated junior secured note will mature in seven years with interest paid in kind on maturity in an amount equal to the mid-term applicable federal rate as of the Effective Date. They will also receive a portion of certain Avoidance Action Recoveries on behalf of their Subclass 2B Claims.

         a. RECEIPT OF PRO-RATA SHARE OF 75 PERCENT OF NEW COMMON STOCK. A PIK/Term Debtholder electing to exchange its PIK/Term Debt for a pro-rata share of 75 percent of New Common Stock should not recognize income, gain or loss on the exchange except as described below. Gain or loss is not recognized on the exchange of "securities" for stock or "securities" (of the same or lesser principal amount) pursuant to a nontaxable recapitalization under Section 368(a)(1)(E) of the Tax Code except that any gain is recognized to the extent of any cash or other property received in the exchange. It appears that the PIK/Term Debt should constitute securities due to their nature and terms. As a result, a PIK/Term Debtholder should not recognize income, gain or loss in connection with the receipt of PSC Interests, except to the extent that the PSC Interests received are allocable to unpaid interest in which case a holder would be required to include such amount in income if not previously accrued and any gain would not be recognized except to the extent of the cash and other property received (including the holder's share of the Special Cash Distribution and any Avoidance Action Recoveries or other recoveries). In addition, a portion of any Avoidance Action Recoveries or received after the taxable year including the date of consummation of the Plan may be treated as interest income. A PIK/Term Debtholder should take a tax basis in the PSC Interests in an amount equal to the tax basis that such holders' had in their PIK/Term Debt exchanged therefore, less the cash and other property received plus any gain and additional interest income recognized on the exchange.

         b. RECEIPT OF PRO-RATA SHARE OF SUBORDINATED DEBT. A PIK/Term Debtholder which elects to exchange its PIK/Term Debt for a pro-rata share of a $30 million subordinated secured note should not recognize income, gain or loss on the exchange except as described below. Gain or loss is not recognized on the exchange of "securities" for stock or "securities" (of the same or lesser principal amount) pursuant to a nontaxable recapitalization under Section 368(a)(1)(E) of the Tax Code except that gain is recognized to the extent of any cash or other property received in the exchange. It appears that the PIK/Term Debt should constitute securities due to their nature and terms. As a result, a PIK/Term Debtholder should not recognize income, gain or loss in connection with the receipt of the secured notes, except to the extent that the pro-rata share of the $30 million note received is allocable to unpaid interest in which case a holder would be required to include such amount in income if not previously accrued and any gain would not be recognized except to the extent of the cash and other property received (including the holder's share of the Special Cash Distribution and any Avoidance Action Recoveries or other recoveries). In addition, a portion of any Avoidance Action Recoveries received after the taxable year including the date of consummation of the Plan may be treated as interest income. A PIK/Term Debtholder should take a tax basis in the secured notes in an amount equal to the tax basis that such holder had in their PIK/Term Debt exchanged therefore, less the cash and other property received plus any gain and interest income recognized on the exchange. A PIK/Term Debtholder should recognize ordinary interest income on the secured note received in an amount equal to the yield of such note over its term on a constant yield method.

         3. Class 3 - Allowed Miscellaneous Secured Claims

         Subclass 3A (Secured Tax Claims) shall receive, at the applicable Debtor's option, either (i) cash in the amount of the Claim with such interest as may be properly allowed under applicable law or (ii) the collateral securing the Subclass 3A Claim. Other Secured Claims shall receive, at the applicable Debtor's option, either (i) the indubitable equivalent of its collateral as determined by the Bankruptcy Court in cash or a note secured by its collateral or (ii) the collateral securing the Claim, with any Deficiency Amount being treated as a Class 4 Claim. A Class 3 Claimholder (other than those that are exempt from U.S. federal income tax) should recognize gain or loss upon consummation of the Plan in an amount equal to the difference between the amount of cash, the principal amount of any note and the fair market value of collateral received and their tax basis in the Claim, plus interest income for any interest paid. A Claimholder's tax basis in a Claim should generally equal the amount advanced to the Company or amount included in income as a result of the provision of goods or services to the Debtor, except to the extent that a bad debt loss had been previously claimed. The gain or loss should be capital gain or loss under Section 1221 of the Tax Code to the extent that the Claim did not arise in the ordinary course of trade or business for services rendered or from the sale of inventory to the Debtor, in which case such gain or loss should generally be ordinary. Any capital gain or loss recognized by a Claimholder should be long-term capital gain or loss with respect to Claims held for more than one year.

         4. Class 4 - Allowed General Unsecured Claims

         Holders of Class 4 Claims will receive a Pro Rata share of the Special Unsecured Distribution Fund plus their Pro Rata share of certain Avoidance Action Recoveries or other recoveries. A Class 4 Claimholder should either be treated as (i) recognizing ordinary income in an amount equal to cash received and recognizing a loss in an amount equal to the tax basis in the Claim less any Avoidance Action Recoveries or (ii) recognizing a loss equal to the difference between the amount of cash received and any Avoidance Action Recoveries and their tax basis in their Claim. Any Avoidance Action Recoveries received in a taxable year after the date of consummation of the Plan may be bifurcated as part interest income and part gain on the Claim. A Claimholder's tax basis in a Claim should generally equal the amount included in income as a result of the provision of goods or services to the Debtor, except to the extent that a bad debt loss had previously been claimed. The gain or loss with respect to the Claim should be ordinary to the extent that it arose in the ordinary course of trade or business for services rendered or from the sale of inventory to the Debtors.

         5. Class 5 - Allowed Insured Claims

         Holders of Class 5 Claims will receive any available insurance proceeds and thereafter will be treated as part of Class 4. A holder of a Class 5 Claim should recognize gain or loss upon consummation of the Plan in an amount equal to the difference between the amount received and their tax basis in the Claim. Any Avoidance Action Recoveries or other recoveries received in a taxable year after the date of consummation of the Plan may be bifurcated as part interest income and part gain on the Claim. The gain or loss should be capital gain or loss under Section 1221 of the Tax Code to the extent that the Class 5 Claim did not arise in the ordinary course of a trade or business or from the sale of inventory, in which case such gain or loss should generally be treated as ordinary. Any capital gain or loss recognized by a holder of a Claim should be long-term capital gain or loss with respect to a Claim held for more than one year.

         6. Class 6 - Allowed Convenience Claims

         Holders of Class 6 Claims will be paid their Pro Rata Share of a $200,000 pool (expected to be approximately 3% to 6% of the amount of their Allowed Convenience Claim). A holder of a Class 6 Claim should recognize gain or loss upon consummation of the Plan in an amount equal to the difference between the amount received and their tax basis in the Claim. The gain or loss should be capital gain or loss under Section 1221 of the Tax Code to the extent that the Class 6 Claim did not arise in the ordinary course of a trade or business or from the sale of inventory, in which case such gain or loss should generally be treated as ordinary. Any capital gain or loss recognized by a holder of a Claim should be long-term capital gain or loss with respect to a Claim held for more than one year.

         7. Class 7 - Allowed Priority Non-Tax Claims

         Class 7 will be paid in full on or promptly after the Effective Date or allowance. A Class 7 Claimholder should recognize ordinary income upon receipt of payment to the extent that such Claim arose in connection with the performance of services and such amount had not previously been included in income. To the extent that such Claim did not arise in connection with the performance of services, such Class 7 Claimholder should recognize gain or loss in an amount equal to the difference between the amount received and their tax basis in the Claim. The gain or loss should be capital gain or loss under
Section 1221 of the Tax Code to the extent that the Class 7 Claim did not arise in the ordinary course of a trade or business or from the sale of inventory, in which case such gain or loss should generally be treated as ordinary. Any capital gain or loss recognized by a holder of a Claim should be long-term capital gain or loss with respect to a Claim held for more than one year.

         8. Class 8 - Parent Subordinated Debt and Parent Trade Debt

         Holders of Class 8 Claims will receive their Pro Rata share of certain Avoidance Action Recoveries. A holder of a Class 8 Claim should recognize loss upon consummation of the Plan in an amount equal to their tax basis in the Claim less any Avoidance Action Recoveries. Any

Avoidance Action Recoveries received in a taxable year after the date of consummation of the Plan may be bifurcated as part interest income and part gain on the Claim. A holder's tax basis in a Claim should generally equal the amount advanced to the Company or amount included in income as a result of the provision of goods or services to the Debtor, except to the extent that a bad debt loss had previously been claimed. The gain or loss should be capital gain or loss under Section 1221 of the Tax Code to the extent that the Unsecured Claim did not arise in the ordinary course of trade or business for services rendered or from the sale of inventory to the Debtor, in which case such gain or loss should generally be ordinary. Any capital gain or loss recognized by a holder of a Claim should be long-term capital gain or loss with respect to Claims held for more than one year.

         9. Class 9 - Penalty Claims

         Holders of Class 9 Claims will receive nothing under the Plan. A holder of a Class 9 Claim should generally not recognize loss upon consummation of the Plan, except to the extent of any tax basis that the holder has in the Claim in which case the loss would be ordinary to the extent that the Claim arose in the ordinary course of trade or business.

         10. Class 10 - Allowed Interests

         Subclass 10A holders of Interests in Parent will receive no distribution under the Plan. Holders of Subclass 10A Interests should recognize a capital loss to the extent of such holder's tax basis in the Interests held. Such capital loss should be long-term capital loss if the Interest was held by the holder for more than one year.

C.       WITHHOLDING AND REPORTING

         The Debtors will withhold all amounts required by law to be withheld and will comply with all applicable reporting requirements of the Tax Code. Under the Tax Code, interest, dividends and other "reportable payments" may under certain circumstances be subject to "backup withholding" at a rate equal to the fourth lowest rate of tax under Section 1(c) of the Tax Code (withholding is 28.0% for amounts paid during 2003). Backup withholding generally applies if the Holder (i) fails to furnish his social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails to report interest or dividends or (iv) under certain circumstances fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is his correct number and the Holder is not subject to backup withholding. Your ballot contains a place to indicate your TIN.

         AS INDICATED ABOVE, THE FOREGOING IS INTENDED TO BE A SUMMARY ONLY AND NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN SOME CASES, UNCERTAIN. ACCORDINGLY, EACH HOLDER OF A CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE PLAN WITH RESPECT TO THAT PERSON.

               IX. CERTAIN RISK FACTORS AND OTHER CONSIDERATIONS

A.       ALSTOM LITIGATION

         The Project Services Division, through RMF Industrial Contracting, Inc. ("RMF"), was involved as a subcontractor to Alstom Power, Inc. ("Alstom") for the construction of two large boilers at the Seward Power Plant in New Florence, Pennsylvania (the "Seward Project"). The Seward Project was amongst the largest being handled by any of the Debtor's businesses. Shortly before the Petition Date, a dispute arose and RMF withdrew from the site. Alstom advised the Project Services Division that, in Alstom's view, it was in breach of certain obligations under the contract for the project, which claim RMF disputes. As a result, litigation ensued. Alstom seeks in excess of $10 million in damages and other relief (which it has recently asserted is in excess of $40 million). RMF has filed an answer and counterclaims. Alstom petitioned the Court to lift the stay on its litigation with the Debtors, and, on August 13, 2003, an agreed order lifting the stay was filed by the Debtors with the Court. The Debtors are filing objections to the proofs of claim filed by Alstom.

B.       LITIGATION RISKS

         The Debtors' businesses include health, safety and environmental risks, and, as a result, the Debtors become subject from time to time to legal or administrative proceedings whose outcome is uncertain and which may involve substantial legal costs and penalties. The Debtors are unable to predict the outcome of all of its pending matters, and there can be no assurance that the ultimate resolution of such matters will not have a material adverse effect on the financial condition of the Debtors.

         During 2001, the Debtors revised its insurance program to, among other things, increase the deductible on various coverages. Currently, the deductible is $1 million on most coverages and $2 million for property. Thus, in many cases, the Debtors are effectively self-insured. Although the Debtors do not believe that the deductible from any single case would have a material effect on their financial condition, it is impossible to predict the impact of cumulative deductibles over time.

C.       COMPETITION

         The Debtors operate in a highly competitive environment. The publicity relating to the Debtors' financial difficulties since its emergence from the bankruptcy of Oldco has eroded its financial position. The Debtors primarily provide services to industrial companies. Many other companies offer the same or similar services and compete with the Debtors on a number of bases including, but not limited to: (i) price; (ii) quality of service; (iii) proximity to the client; (iv) local or regional presence; (v) technology; (vi) safety performance; and (vii) financial strength. Many of these companies have greater financial resources than the Debtors either nationally or in the particular locale in which they operate. Moreover, the Debtors continue to be affected by the damage to their reputations caused by the bankruptcy of Oldco and the current proceeding.

D.       CONTROL BY LENDERS; ANTI-TAKEOVER CONSEQUENCES

         Following the restructuring of the Debtors, the Plan Sponsor will own a majority of the outstanding common stock of Reorganized Parent and will control Reorganized Parent's Board of Directors. Accordingly, the Plan Sponsor would be able to exert substantial influence over Reorganized Parent and to control effectively most matters requiring shareholder approval, including all fundamental corporate actions such as mergers, substantial acquisitions and divestitures. The voting power of the Plan Sponsor under certain circumstances could have the effect of delaying or preventing a change of control of Reorganized Parent, the effect of which may be to deprive Reorganized Parent's shareholders of a control premium that might otherwise be realized in connection with an acquisition of Reorganized Parent. In addition, certain provisions of Reorganized Parent's Charter and By-Laws as well as provisions in certain agreements and applicable laws may have the effect of delaying, deferring or preventing a change in control.

E. FORWARD-LOOKING STATEMENTS IN THIS DISCLOSURE STATEMENT MAY PROVE TO BE INACCURATE

         Many of the statements included in this Disclosure Statement contain forward-looking statements and information relating to the Debtors and Reorganized PSC. These forward-looking statements are generally identified by the use of terminology such as "may," "will," "could," "should," "potential," "continue," "expect," "intend," "plan," "estimate," "project," "forecast," "anticipate," "believe," or similar phrases or the negatives of such terms. These statements are based on the beliefs of management as well as assumptions made using information currently available to management. Such statements are subject to risks, uncertainties and assumptions, including those identified in the foregoing "Risk Factors," as well as other matters not yet known or not currently considered material by management. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. Forward-looking statements do not guarantee future performance. You should recognize these statements for what they are and not rely on them as facts. None of the Debtors or Reorganized PSC undertakes any obligation to update or revise any of these forward-looking statements to reflect new events or circumstances after the date of this Disclosure Statement.

F.       RISKS TO PIK/TERM LENDERS

         Under the Plan, each of the PIK/Term Lenders may as to its portion of the PIK/Term Debt elect either: (a) a pro rata share of the New PIK/Term Shares, representing in the aggregate 75% of the outstanding shares of New Common Stock of Reorganized Parent as of the Effective Date (exclusive of shares of New Common Stock issued or issuable pursuant to the Management Incentive Plan); (b) a Pro Rata share of the New PIK/Term Note(s) or (c) a combination of New PIK Term Shares and New PIK/Term Notes based upon the portion of the PIK/Term Debt elected by the PIK/Term Lender to be converted into each. In addition, Qualified PIK/Term

Lenders also have the right to purchase New Investment Units pursuant to the Reorganized PSC Offering as described in Section V(D).

         Below are certain risk factors that should be considered when evaluating the treatment of the PIK/Term Debt.

         1. Absence of a Public Market for the New Common Stock, New PIK/Term Notes, or New Investment Units

         None of the New Common Stock, the New PIK/Term Notes or the New Investment Units will be registered under the Securities Act and, accordingly, will be subject to significant restrictions on resale. Each of the New Common Stock, the New PIK/Term Notes and the New Investment Units will constitute a new issue of securities with no established trading market. The Plan Sponsor does not intend to register the New Common Stock, the New PIK/Term Notes or the New Investment Units under the Securities Act or to apply for listing of the New Common Stock, the New PIK/Term Notes or the New Investment Units on any securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. It is unlikely that an active public or other market will develop for the New Common Stock, the New PIK/Term Notes, the New Investment Units or any other securities (whether debt or equity) of Reorganized Parent and no assurance can be given as to the liquidity of any trading market for the New Common Stock, the New PIK/Term Notes, the New Investment Units or any other securities (whether debt or equity) of Reorganized Parent that does develop.

         2. Subordination of the New PIK/Term Notes

         Reorganized PSC will have substantial indebtedness that could have a material adverse effect on its financial health and prevent it from fulfilling its obligations under the New PIK/Term Notes.

         The New PIK/Term Notes being issued to the PIK/Term Lenders will rank behind the Exit Financing Facility and the Remaining Subclass 1A Note and possibly certain future borrowings, except any future indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the New PIK/Term Notes. As a result, upon any distribution to creditors of Reorganized PSC in a bankruptcy, liquidation or reorganization or similar proceeding relating to Reorganized PSC or its property, the holders of senior debt of Reorganized PSC will be entitled to be paid in full and in cash before any payment may be made with respect to the New PIK/Term Notes.

         In addition, all payments on the New PIK/Term Notes will be blocked in the event of a payment default on senior debt.

         In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to Reorganized PSC, holders of the New PIK/Term Notes will receive distributions of assets remaining after the holders of senior debt of Reorganized PSC have been paid on account of its junior secured position. In any of these cases, Reorganized PSC may not have sufficient funds to pay all of its creditors and holders of the New PIK/Term Notes may receive less, ratably, than the holders of senior debt.

         3. Inability to Refinance or Renew Exit Financing Facility

         Reorganized PSC can give no assurance that available financing and anticipated cash flow from operations will be sufficient to meet all of its cash requirements. Reorganized PSC may also need additional capital in order to finance internal growth or pursue acquisitions. To the extent that cash flows are insufficient to repay borrowings under the Exit Financing Facility, Reorganized PSC will need to refinance some or all of its borrowings or replace them with an alternate credit arrangement. Reorganized PSC may not be able to refinance or replace the Exit Financing Facility at the time it becomes due. In addition, the terms of any refinancing or alternate credit arrangement may restrict the financial and operating flexibility of Reorganized PSC.

         Reorganized PSC may also experience unexpected circumstances, including the occurrence of any of the risk factors discussed in this section, which may have a material adverse effect on its business. If Reorganized PSC requires additional capital, it may have to borrow funds under new credit facilities or issue equity, equity-related, or debt securities. Reorganized PSC cannot assure you that additional financing will be available, or, if it is, that it will be on acceptable terms. The inability to obtain any needed financing, or the terms on which it may be available, could have a material adverse effect on the business of Reorganized PSC.

         4. Impact of Bankruptcy on Operations

         The Bankruptcy Cases may have adversely affected the Debtors' relationships with certain customers, suppliers, regulators or employees. The adverse affects may have an impact on the business post-confirmation and the performance of Reorganized PSC.

         5. Minority Interest

         Affiliates of Carl C. Icahn will own at least a majority of the voting stock of the Reorganized Parent post-confirmation. Therefore, other parties who elect to take stock in Reorganized Parent will be minority shareholders. No special minority shareholders rights are being offered, although the Plan Sponsor reserves the right in its sole discretion to offer such rights at Confirmation if Class 2 agrees to accept the Plan.

         6. Restrictions on Transfer

         Holders of New Common Stock who are deemed to be "underwriters" as defined in section 1145(b) of the Bankruptcy Code, including holders who are deemed to be "affiliates" or "control persons" within the meaning of the Securities Act, will be unable freely to transfer or to sell their securities except pursuant to (i) "ordinary trading transactions" by a holder that is not an "issuer" within the meaning of section 1145(b) of the Bankruptcy Code, (ii) an effective registration of such securities under the Securities Act and under equivalent state securities or "blue sky" laws, or (iii) pursuant to the provisions of Rule 144 under the Securities Act or another available exemption from registration requirements. For a more detailed description of these matters, see Section VII.

         Transfers of the New PIK/Term Notes will be restricted substantially to the same extent that transfers of the PIK Loans (as defined in the PIK/Term Credit Agreement) was restricted under the PIK/Term Credit Agreement. Such restrictions on transfer may include, among other restrictions, prior approval by the applicable agent for the New PIK/Term Notes, if any, and requirements as to the financial capacity of eligible transferees.

G.       ENVIRONMENTAL AND REGULATORY RISKS

         The Debtors' operations are subject to various comprehensive laws and regulations related to the protection of the environment. Such laws and regulations, among other things, (i) regulate the nature of the industrial by-products and wastes that the Debtors can accept for processing at its treatment, storage and disposal facilities, the nature of the treatment they can provide at such facilities and the location and expansion of such facilities;
(ii) impose liability for remediation and clean-up of environmental contamination, both on-site and off-site, resulting from past and present operations at the Debtors' facilities; and (iii) may require financial assurance that funds will be available for the closure and post-closure care of sites, including acquired facilities. In addition, because the Debtors provide its customers with services designed to protect the environment by cleaning and removing materials or substances from their customers' equipment or sites that must be properly handled, recycled or removed for ultimate disposal, the Debtors' operations are subject to regulations which impose liability on persons involved in handling, processing, generating or transporting hazardous materials. These requirements may also be imposed as conditions of operating permits or licenses that are subject to renewal, modification or revocation. These laws and regulations have become and are likely to continue to become increasingly stringent. Existing laws and regulations, and new laws and regulations, may require the Debtors to modify, supplement, replace or curtail its operating methods, facilities or equipment at costs which may be substantial without any corresponding increase in revenues.

         Hazardous substances are present in some of the processing, transfer, storage, disposal and landfill facilities owned or used by the Debtors. Remediation will be required at these sites at substantial cost. For each of these sites, the Debtors, in conjunction with an environmental consultant, have developed or is developing cost estimates that are periodically reviewed and updated, and the Debtors maintain reserves for these matters based on such cost estimates. Estimates of the Debtors' liability for remediation of a particular site and the method and ultimate cost of remediation require a number of assumptions and are inherently difficult. There can be no assurance that the ultimate cost and expense of corrective action will not substantially exceed such reserves and have a material adverse impact on the Debtors' operations or financial condition.

         In the normal course of its business, and as a result of the extensive governmental regulation of industrial and environmental services and resource recovery, the Debtors have been the subject of administrative and judicial proceedings by regulators and has been subject to requirements to remediate environmental contamination or to take corrective action. There will

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be administrative or court proceedings in the future in connection with the
Debtors' present and future operations or the operations of acquired businesses. In such proceedings in the past, the Debtors have been subject to monetary fines and certain orders requiring the Debtors to take environmental remedial action. In the future, the Debtors may be subject to monetary fines, penalties, remediation, clean-up or stop orders, injunctions or orders to cease or suspend certain of its practices. The outcome of any proceeding and associated costs and expenses could have a material adverse impact on the operations or financial condition of the Debtors.

         The Debtors' industrial services businesses are subject to extensive governmental regulation, and the complexity of such regulation makes consistent compliance with such laws and regulations extremely difficult. In addition, the demand for certain of the Debtors' services may be adversely affected by the amendment or repeal of federal, state, provincial, or foreign laws and regulations or by changes in the enforcement policies of the regulatory agencies concerning such laws and regulations.

H.       BONDING

         The Debtors are required under certain laws and regulations to demonstrate financial responsibility for possible bodily injury and property damage to third parties caused by both sudden and non-sudden occurrences. The Debtors are also required to provide financial assurance that funds will be available when needed for closure and post-closure care at certain of its treatment, storage and disposal facilities, the costs of which could be substantial. Such laws and regulations allow the financial assurance requirements to be satisfied by various means, including letters of credit, surety bonds, trust funds, a financial (net worth) test and a guarantee by a parent company. In the United States, a company must pay the closure costs for a waste treatment, storage or disposal facility owned by it upon the closure of the facility and thereafter pay post-closure costs. There can be no assurance that those costs will not materially exceed the amounts provided pursuant to financial assurance requirements. In addition, if such a facility is closed prior to its originally anticipated time, it is unlikely that sufficient funds will have been accrued over the life of the facility to fund such costs, and the owner of the facility could suffer a material adverse impact as a result. Consequently, it may be difficult to close such facilities to reduce operating costs at times when, as is currently the case in the industrial services industry, excess treatment, storage or disposal capacity exists.

I.       RELIANCE ON KEY EMPLOYEES

         Reorganized PSC's successful transition through the restructuring process is dependent in part on its ability to retain and motivate its officers and key employees. The Debtors' current financial difficulties have had a detrimental effect on its ability to attract and retain key officers and employees. There can be no assurance that the Debtors will be able to retain or employ qualified management and technical personnel. While the Debtors have entered into employment agreements with certain members of its senior management, should any of these persons be unable or unwilling to continue their employment with the reorganized Debtors, their business prospects could be materially and adversely affected.

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

J.       COMMODITY PRICE AND CREDIT RISKS

         The Metals Services Group is exposed to commodity price risk for inventory held for processing and/or resale. Prices of commodities can be volatile due to numerous factors beyond the control of the Debtors, including general economic conditions, labor costs, competition, import duties, tariffs and currency exchange rates.

          X. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

         If the Plan is not Confirmed or consummated, the alternatives include, in addition to dismissal of the Cases, (i) liquidation of the Debtors under Chapter 7 of the Bankruptcy Code or (ii) an alternative Chapter 11 plan.

A.       LIQUIDATION UNDER CHAPTER 7

         If no plan can be Confirmed or the Court determines other cause exists for conversion, the Chapter 11 Cases may be converted to cases under Chapter 7 of the Bankruptcy Code. In Chapter 7, a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to Creditors in accordance with priorities established by the Bankruptcy Code.

         Under the Debtors' liquidation analysis attached as Exhibit II hereto, the projected payout for Debtors' unsecured Creditors in a Chapter 7 case and for the deficiency claim of the PIK/Term lenders is nothing, which is substantially less than the likely range of recoveries under the Plan. The Debtors believe that the primary factors driving that result are: (a) the fact that Debtors' assets would be valued at liquidation as opposed to going-concern values; (b) depressed asset values associated with a Chapter 7 disposition of assets; (c) additional administrative expenses involved in the appointment of a trustee, attorneys and other Professionals to assist such trustee and their need to extensively study these Cases in order to fulfill their fiduciary duties; and
(d) delays while a Chapter 7 trustee employs professionals to analyze issues and research the background of Debtors, their assets and liabilities and the recovery analysis. Indeed, Debtors' liquidation analysis concludes that little or no distributions would be made to Creditors with Unsecured Claims under a Chapter 7 liquidation.

B.       ALTERNATIVE PLAN(S) OF REORGANIZATION

         If the Debtors' exclusive period to file a plan of reorganization and solicit acceptances of a plan of reorganization has expired pursuant to Section 1121 of the Bankruptcy Code, other parties could propose their own plans of reorganization for the Debtor. The Debtors' current exclusive right to file a plan of reorganization continues through November 30, 2003 and their current exclusive right to solicit Ballots continues through November 30, 2003, without prejudice to their right to seek a further extension of their rights to solicit acceptance of the Plan and without prejudice to any party's rights to seek to shorten the exclusivity periods. The Debtors have consented to the Plan Sponsor being a co-Plan Proponent due to the Plan Sponsor's leading role in post-confirmation management and its financial commitments to Reorganized PSC set forth above.

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

         The Debtors believe that Confirmation and implementation of the Plan is preferable to either of the above-described alternatives and recommend that all Creditors vote in favor of the Plan.

                             XI. VOTING INSTRUCTIONS

A.       CLASSES ENTITLED TO VOTE

         Classes 1, 2, 3, 4, 5, 6 and 8 are Impaired and may receive or retain property pursuant to the Plan; therefore, all Persons holding Claims or Interests in those Classes are entitled to vote to accept or reject the Plan provided that either: (i) the Claim has been scheduled by the applicable Debtor and such Claim is not scheduled as disputed, contingent or unliquidated, as set forth in the Debtors' most current schedules; or (ii) the claimant has timely filed a proof of Claim and the Debtor has not filed an objection to such Claim. IF THE APPLICABLE DEBTOR HAS FILED AN OBJECTION TO A CLAIM, THEN THE HOLDER OF SUCH CLAIM MAY NOT VOTE ON THE PLAN UNLESS THE CLAIMANT HAS OBTAINED AN ORDER FROM THE COURT UPON NOTICE AND HEARING ALLOWING SUCH CLAIM FOR VOTING PURPOSES.

B.       CLASSES NOT ENTITLED TO VOTE

         Classes 9 and 10 are Impaired and do not receive or retain any property under the Plan and, therefore, are conclusively presumed to reject the Plan under Code Section 1126(g). A notice will be sent to such creditors and interest holders notifying them of such treatment and the date of the confirmation hearing for the Plan.

C.       BALLOTS

         Separate Ballots are used for each Class of Claims or Interests. In addition, separate pre-addressed return envelopes are supplied for voting. Creditors or Interestholders should take care to use the proper pre-addressed envelope to ensure that Ballots are returned to the proper address.

D.       VOTING MULTIPLE CLAIMS AND INTERESTS

         ANY PERSON WHO HOLDS CLAIMS OR INTERESTS IN MORE THAN ONE CLASS IS REQUIRED TO VOTE SEPARATELY WITH RESPECT TO EACH CLASS IN WHICH SUCH PERSON HOLDS CLAIMS OR INTERESTS. PLEASE USE A SEPARATE BALLOT OR THE APPROPRIATE FORM TO VOTE EACH SUCH CLASS OF CLAIM OR INTEREST. IF, HOWEVER, A CREDITOR CASTS MORE THAN ONE BALLOT VOTING THE SAME CLAIM OR INTEREST PRIOR TO THE VOTING DEADLINE, ONLY THE LAST BALLOT RECEIVED SHALL BE COUNTED.

E.       INCOMPLETE BALLOTS

         ANY BALLOT RECEIVED WHICH DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

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

F.       EXPIRATION DATE

         THE SOLICITATION PURSUANT TO THIS DISCLOSURE STATEMENT WILL EXPIRE ON NOVEMBER 19, 2003. TO BE COUNTED, YOUR BALLOTS MUST BE RECEIVED BY 4:00 P.M. CENTRAL TIME ON NOVEMBER 19, 2003. THE DEBTORS RESERVE THE RIGHT TO EXTEND THIS SOLICITATION FOR SUCH PERIOD OR PERIODS AS THEY MAY DETERMINE UPON APPROVAL BY THE COURT. THE DEBTORS WILL PROVIDE SUCH NOTICE AS REQUIRED BY APPLICABLE LAW AND/OR AN ORDER OF THE COURT.

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

                                   CONCLUSION

         The Debtors believe that acceptance of the Plan is in the best interest of each and every Class of Creditors and Interestholders and recommend that you vote to accept the Plan.

                         PHILIP SERVICES CORPORATION, et. al.

                         By: Michael W. Ramirez
                             ---------------------------------------------------
                         Its: Senior Vice President and Chief Financial Officer

Peter D. Wolfson (NY Bar No. PDW5956)
Sonnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas
New York, New York 10020
(212) 768-6700
(212) 768-6800 (Facsimile)
pwolfson@sonnenschein.com

Robert E. Richards (IL Bar No. 6199138)
Monika J. Machen (IL Bar No. 6273699)
Sonnenschein Nath & Rosenthal LLP
8000 Sears Tower
Chicago, Illinois 60606
(312) 876-8000
(312) 876-7934 (Facsimile)
rrichards@sonnenschein.com
mmachen@sonnenschein.com

John F. Higgins (TX Bar No. 095797500)
James Matthew Vaughn (TX Bar No. 24028088)
Porter & Hedges, L.L.P.
700 Louisiana, Suite 3500
Houston, Texas 77002
(713) 226-0600
(713) 226-0248 (Facsimile)
jhiggins@porterhedges.com
mvaughn@porterhedges.com

Counsel to Debtors and Debtors-in-Possession

Dated: October 27, 2003

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